LOAN AGREEMENT

between

NNN VF 7777 BONHOMME AVENUE, LLC

as Borrower

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Lender

October 25, 2007

TABLE OF CONTENTS

Page

ARTICLE 1 CERTAIN DEFINITIONS
Section 1.1	Certain Definitions

ARTICLE 2 LOAN TERMS
Section 2.1 Section 2.2 Section 2.3 Section 2.4 Section 2.5	The Loan Interest Rate; Late Charge Terms of Payment Repayment Fee Security

ARTICLE 3 INSURANCE, CONDEMNATION, AND IMPOUNDS
Section 3.1 Section 3.2 Section 3.3 Section 3.4	Insurance Use and Application of Insurance Proceeds Condemnation Awards Impounds

ARTICLE 4 REPRESENTATIONS AND WARRANTIES
Section 4.1 Section 4.2 Section 4.3 Section 4.4 Section 4.5 Section 4.6 Section 4.7 Section 4.8 Section 4.9 Section 4.10 Section 4.11 Section 4.12 Section 4.13 Section 4.14	Organization and Power
Validity of Loan Documents
Liabilities; Litigation; Other Secured Transactions.
Taxes and Assessments
Other Agreements; Defaults
Compliance with Law.
Location of Borrower
ERISA.
Margin Stock
Tax Filings
Solvency
Full and Accurate Disclosure
Single Purpose Entity
Property Specific Representations

ARTICLE 5 ENVIRONMENTAL MATTERS
Section 5.1 Section 5.2 Section 5.3 Section 5.4 Section 5.5	Representations and Warranties on Environmental Matters Covenants on Environmental Matters. Allocation of Risks and Indemnity Lender’s Right to Protect Collateral No Waiver

ARTICLE 6 LEASING MATTERS
Section 6.1 Section 6.2 Section 6.3 Section 6.4	Representations and Warranties on Leases Standard Lease Form; Approval Rights Covenants Tenant Estoppels

ARTICLE 7 FINANCIAL REPORTING
Section 7.1 Section 7.2 Section 7.3 Section 7.4 Section 7.5	Financial Statements. Accounting Principles Other Information Annual Budget Audits

ARTICLE 8 COVENANTS
Section 8.1 Section 8.2 Section 8.3 Section 8.4 Section 8.5 Section 8.6 Section 8.7 Section 8.8 Section 8.9 Section 8.10 Section 8.11 Section 8.12 Section 8.13 Section 8.14 Section 8.15 Section 8.16	Due on Sale and Encumbrance; Transfers of Interests
Taxes; Charges
Control; Management
Operation; Maintenance; Inspection
Taxes on Security
Legal Existence; Name, Etc.
Affiliate Transactions
Limitation on Other Debt
Further Assurances
Estoppel Certificates
Notice of Certain Events
Indemnification
Application of Operating Revenues
Representations and Warranties
Post-Closing Work
Property Specific Covenants

ARTICLE 9 ANTI-MONEY LAUNDERING AND INTERNATIONAL TRADE CONTROLS

Section 9.1 Compliance with International Trade Control Laws and OFAC Regulations

Section 9.2 Borrower’s Funds

ARTICLE 10 EVENTS OF DEFAULT
Section 10.1 Section 10.2 Section 10.3 Section 10.4 Section 10.5 Section 10.6 Section 10.7 Section 10.8 Section 10.9	Payments Insurance Transfer Covenants Representations and Warranties Other Encumbrances Involuntary Bankruptcy or Other Proceeding Voluntary Petitions, Etc. Future Advance

ARTICLE 11 REMEDIES
Section 11.1 Section 11.2 Section 11.3	Remedies — Insolvency Events Remedies - Other Events Lender’s Right to Perform the Obligations

ARTICLE 12 MISCELLANEOUS
Section 12.1
Section 12.2
Section 12.3
Section 12.4
Section 12.5
Section 12.6
Section 12.7
Section 12.8
Section 12.9
Section 12.10
Section 12.11
Section 12.12
Section 12.13
Section 12.14
Section 12.15
Section 12.16
Section 12.17
Section 12.18
Section 12.19
Section 12.20
Section 12.21
Section 12.22
Section 12.23
Section 12.24
Section 12.25
Notices
Amendments and Waivers; References
Limitation on Interest
Invalid Provisions
Reimbursement of Expenses
Approvals; Third Parties; Conditions
Lender Not in Control; No Partnership
Time of the Essence
Successors and Assigns
Renewal, Extension or Rearrangement
Sale of Loan, Participation
Waivers
Cumulative Rights
Singular and Plural
Phrases
Exhibits and Schedules
Titles of Articles, Sections and Subsections
Promotional Material
Survival
WAIVER OF JURY TRIAL
Punitive or Consequential Damages; Waiver
Governing Law
Entire Agreement
Counterparts
Representations of Credit in Writing

ARTICLE 13 LIMITATIONS ON LIABILITY
Section 13.1 Section 13.2	Limitation on Liability. Limitation on Liability of Lender’s Officers, Employees, Etc.

LIST OF EXHIBITS AND SCHEDULES

EXHIBIT A EXHIBIT B SCHEDULE 2.1(1) SCHEDULE 2.1(2) SCHEDULE 2.1(3) SCHEDULE 2.3(4) SCHEDULE 2.5(1) SCHEDULE 4.1 SCHEDULE 4.3 SCHEDULE 6.2	– – – – – – – – – –	LEGAL DESCRIPTION OF PROJECT
BUDGET
ADVANCE CONDITIONS
REQUIRED REPAIRS
CAPITAL IMPROVEMENTS BUDGET
MAKE WHOLE BREAKAGE AMOUNT DEFINITION
CAPITAL IMPROVEMENTS RESERVE
ORGANIZATIONAL MATTERS
SEC INVESTIGATION
LEASING PARAMETERS

LOAN AGREEMENT

This Loan Agreement (this “Agreement”) is entered into as of October 25, 2007, between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), and NNN VF 7777 BONHOMME AVENUE, LLC, a Delaware limited liability company (“Borrower”).

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. As used herein, the following terms have the meanings indicated:

“Affiliate” means, as to any Person, (a) any corporation in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, directly or indirectly owns or controls more than ten percent (10%) of the beneficial interest, (b) any partnership, joint venture or limited liability company in which such Person or any partner, shareholder, director, officer, member, or manager of such Person, at any level, is a partner, joint venturer or member, (c) any trust in which such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, or any individual related by birth, adoption or marriage to such Person, is a trustee or beneficiary, (d) any entity of any type which is directly or indirectly owned or controlled by (or is under common control with) such Person or any partner, shareholder, director, officer, member or manager of such Person, at any level, (e) any partner, shareholder, director, officer, member, manager or employee of such Person, or (f) any individual related by birth, adoption or marriage to any partner, shareholder, director, officer, member, manager, or employee of such Person. Each Borrower Party shall be deemed to be an Affiliate of Borrower.

“Agreement” means this Loan Agreement.

“Anti-Money Laundering Laws” means those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Assignment of Rents and Leases” means the Assignment of Rents and Leases, executed by Borrower for the benefit of Lender, and pertaining to leases of space in the Project.

“Bank Secrecy Act” means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq.

“Borrower Party” means any Joinder Party, any Guarantor and any general partner or managing member in Borrower, at any level.

“Budget” means the budget attached as Exhibit B showing total costs relating to the subject transaction, use of the initial advance of the Loan, and amounts allocated for future advances (if any).

“Business Day” means a day other than a Saturday, a Sunday, or a legal holiday on which national banks located in the State of New York are not open for general banking business.

“Cash on Cash Return” means, as of any date, the ratio, expressed as a percentage, of (a) annualized Underwritten NOI as of such date, to (b) the sum of the outstanding principal balance of the Loan as of such date and any undisbursed Loan funds.

“Closing Date” means the date on which Lender makes the initial advance of Loan proceeds.

“Collateral“ means the Project and all other “Mortgaged Property” described in the Mortgage, and any other property that at any time secures the Loan or any portion thereof.

“Contract Rate” has the meaning assigned in Article 2.

“Conversion Fixed Rate” has the meaning assigned in Article 2.

“Debt” means, for any Person, without duplication: (a) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or any of its assets is liable, (b) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person or any of its assets would be liable or subject, if such amounts were advanced under the credit facility, (c) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (d) all indebtedness guaranteed by such Person, directly or indirectly, (e) all obligations under leases that constitute capital leases for which such Person or any of its assets is liable or subject, and (f) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person or any of its assets is liable or subject, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss.

“Debt Service” means the aggregate interest, fixed principal, and other payments due under the Loan (and under any other permitted Debt relating to the Project expressly approved by Lender) for the period of time for which calculated. The foregoing calculation shall exclude payments applied to escrows or reserves required by Lender.

“Debt Service Coverage” means, for the period of time for which calculation is being made, the ratio of annualized Underwritten NOI to annualized Debt Service. Notwithstanding the foregoing, (i) for purposes of calculating Cash on Cash Return and Debt Service Coverage in Section 2.3(3), the annualized Underwriten NOI shall be calculated using the previous six (6) months of Underwritten Operating Revenue and (ii) for purposes of calculating the Debt Service Coverage to determine the occurrence of a Trigger Event, the annualized Underwriten NOI shall be calculated using the previous three (3) months of Underwritten Operating Revenue.

“Default Rate” means the lesser of (a) the maximum per annum rate of interest allowed by applicable law, and (b) five percent (5%) per annum in excess of the applicable Contract Rate.

“Environmental Laws” means any federal, state or local law (whether imposed by statute, ordinance, rule, regulation, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, industrial hygiene, the environment or natural resources, or Hazardous Materials, including, without limitation, such laws governing or regulating (a) the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, release, discharge of, or exposure to, Hazardous Materials, (b) the transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of such property, or (c) requiring notification or disclosure of releases of Hazardous Materials or other environmental conditions whether or not in connection with a transfer of title to or interest in property.

“Event of Default” has the meaning assigned in Article 10.

“Extension Period” has the meaning assigned in Article 2.

“Extension Period Floating Rate” has the meaning assigned in Article 2.

“Extension Request” has the meaning assigned in Article 2.

“Financial Institution” means a United States Financial Institution as defined in 31 U.S.C. Section 5312, as periodically amended.

“Future Advances” has the meaning assigned in Section 2.1(3).

“Hazardous Materials” means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphenyls (pcbs), (d) radon gas, (e) underground storage tanks, (f) any explosive or radioactive substances, (g) lead or lead-based paint, or (h) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

“Interest Holder” has the meaning assigned in Section 8.1.

“Interest Reserve” has the meaning assigned in Article 2.

“Joinder Party” means the Persons executing the Joinders hereto.

“Libor Rate” shall mean the British Bankers Association LIBOR Rate (rounded upward to the nearest one sixteenth of one percent) listed on Reuters Screen LIBOR01 Page for U.S. Dollar deposits with a designated maturity of one (1) month determined as of 11:00 a.m. London Time on the second (2nd) full Eurodollar Business Day next preceding the first day of each month with respect to which interest is payable under the Loan (unless such date is not a Business Day in which event the next succeeding Eurodollar Business Day which is also a Business Day will be used). If Reuters (i) publishes more than one (1) such Libor Rate, the average of such rates shall apply, or (ii) ceases to publish the Libor Rate, then the Libor Rate shall be determined from such substitute financial reporting service as Lender in its discretion shall determine. The term “Eurodollar Business Day,” shall mean any day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“Lien” means any interest, or claim thereof, in the Collateral securing an obligation owed to, or a claim by, any Person other than the owner of the Collateral, whether such interest is based on common law, statute or contract, including the lien or security interest arising from a deed of trust, mortgage, assignment, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting the Collateral.

“Loan” means the loan to be made by Lender to Borrower under this Agreement and all other amounts secured by the Loan Documents.

“Loan Documents” means: (a) this Agreement, (b) the Note, (c) the Mortgage, (d) the Assignment of Rents and Leases, (e) UCC financing statements, (f) such assignments of management agreements, contracts and other rights as may be required by Lender, (g) any letter of credit provided to Lender in connection with the Loan, (h) all other documents evidencing, securing, governing or otherwise pertaining to the Loan, and (i) all amendments, modifications, renewals, substitutions and replacements of any of the foregoing.

“Loan Year” means the period between the Closing Date and October 31, 2008, for the first Loan Year and the period between each succeeding November 1 and October 31 until the Maturity Date.

“Lockout Period” has the meaning assigned in Section 2.3(4).

“Make Whole Breakage Amount” has the meaning assigned in Schedule 2.3(4).

“Maturity Date” means the earlier of (a) October 31, 2010, as such date may possibly be extended as provided in Section 2.3(3), or (b) any earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise, under this Agreement or any of the other Loan Documents.

“Mortgage” means the Deed of Trust, Security Agreement and Fixture Filing, executed by Borrower in favor of Lender, covering the Project.

“Net Cash Flow” means, for any period, the amount by which Operating Revenues exceed the sum of (a) Operating Expenses, (b) Debt Service paid during such period, (c) capital expenditures, tenant improvement costs and leasing commissions, each approved by Lender or provided for in the annual budget and paid by Borrower during such period, and (d) any actual payment into impounds, escrows, or reserves required by Lender, except to the extent that any such payment is already included within the definition of Operating Expenses. No deduction for capital expenditures or impound, escrow or reserve payments shall be made until such capital expenditure is actually paid by Borrower or the impound, escrow or impound, escrow or reserve amount is actually deposited with Lender. In addition, Net Cash Flow shall be increased by any proceeds withdrawn from reserves and impounds funded out of Operating Revenues to the extent such proceeds are not applied to Operating Expenses, Debt Service, capital improvement costs and/or leasing commissions as such are described within this defined term.

“Net Cash Flow Commencement Date” has the meaning assigned in Section 2.3(2).

“Net Cash Flow Payments” has the meaning assigned in Section 2.3(2).

“Note” means the Promissory Note of even date, in the stated principal amount of $23,500,000.00, executed by Borrower, and payable to the order of Lender in evidence of the Loan.

“OFAC” means the Office of Foreign Assets Control, Department of the Treasury.

“Operating Expenses” means, for any period, all reasonable and necessary expenses of operating the Project in the ordinary course of business which are paid in cash by Borrower during such period and which are directly associated with and fairly allocable to the Project for the applicable period, including ad valorem real estate taxes and assessments, insurance premiums, regularly scheduled tax impounds paid to Lender, maintenance costs, management fees and costs, wages, salaries, personnel expenses, accounting, legal and other professional fees, fees and other expenses incurred by Lender and reimbursed by Borrower under the Loan Documents and deposits to any capital replacement, leasing or other reserves required by Lender. Operating Expenses shall exclude Debt Service, capital expenditures, tenant improvement costs, leasing commissions, any of the foregoing operating expenses which are paid from deposits to cash reserves and such deposits were previously included as Operating Expenses, any payment or expense for which Borrower was or is to be reimbursed from proceeds of the Loan or insurance or by any third party, and any non-cash charges such as depreciation and amortization. Any management fee or other management expense shall be included as an Operating Expense to the extent such fee or expense does not exceed three percent (3%) of Operating Revenues. Any management fee or other management expense which exceeds three percent (3%) of Operating Revenues shall be included as an Operating Expense only with Lender’s prior approval. Operating Expenses shall not include federal, state or local income taxes.

“Operating Revenues” means, for any period, all cash receipts of Borrower during such period from operation of the Project or otherwise arising in respect of the Project after the date hereof which are properly allocable to the Project for the applicable period, including receipts from leases and parking agreements, concession fees and charges, other miscellaneous operating revenues and proceeds from rental or business interruption insurance, but excluding security deposits and earnest money deposits until they are forfeited by the depositor, advance rentals until they are earned, and proceeds from a sale or other disposition.

“Patriot Act” means the USA PATRIOT Act of 2001, Pub. L. No. 107-56.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, government or any agency or political subdivision thereof, or any other form of entity.

“Potential Default” means the occurrence of any event or condition which, with the giving of notice, the passage of time, or both, would constitute an Event of Default.

“Project” means The Sevens Building, St. Louis, Missouri, and all related facilities, amenities, fixtures, and personal property owned by Borrower and any improvements now or hereafter located on the real property described in Exhibit A.

“Repayment Fee” has the meaning assigned in Section 2.4.

“Required Repair Fund” has the meaning assigned in Section 2.1(b).

“SEC Investigation” has the meaning assigned in Schedule 4.3.

“Single Purpose Entity” shall mean a Person (other than an individual, a government or any agency or political subdivision thereof), which exists solely for the purpose of owning the Project, observes corporate, company or partnership formalities, as applicable, independent of any other entity, and which otherwise complies with the covenants set forth in Section 4.13.

“Site Assessment” means an environmental engineering report for the Project prepared by an engineer engaged by Lender at Borrower’s expense, and in a manner satisfactory to Lender, based upon an investigation relating to and making appropriate inquiries concerning the existence of Hazardous Materials on or about the Project, and the past or present discharge, disposal, release or escape of any such substances, all consistent with ASTM Standard E 1527-05 (or any successor thereto published by ASTM) and other good customary and commercial practice.

“Specially Designated National and Blocked Persons” means those Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC.

“Standard Adjustments” means the following assumptions to be made when calculating Underwritten NOI: (a) an occupancy rate equal to the lesser of market occupancy or the Project’s actual occupancy rate; (b) capital reserves of the greater of $0.20 per square foot or such higher amount as reasonably determined by Lender; and (c) a management fee equal to the greater of (i) the Project’s actual management fee (excluding any subordinated asset management fee) or (ii) three percent (3%) of Operating Revenues. As used above, “market occupancy” means the average occupancy rate of office projects that are similar in size and quality to the Project and that are located in the Project’s geographic market or sub-market area, all as reasonably determined by Lender.

“Swap Rate” means the yield calculated by linear interpolation (rounded to one-thousandth of one percent (i.e., .001%) of the yields, as reported by Bloomberg LP as the US Dollar Composite Swap Rate with terms (one longer and one shorter) most nearly approximating the remaining term of the Loan as of the applicable Fixed Rate Conversion Date. In the event the US Dollar Composite Swap Rate is no longer quoted by Bloomberg LP, Lender shall select a comparable publication to determine the Swap Rate.

“Tax and Insurance Escrow Fund” has the meaning assigned in Section 3.4.

“Threshold Casualty” has the meaning assigned in Section 3.2(A).

“Transfer” has the meaning assigned in Section 8.1.

“Trigger Event” means the Debt Service Coverage for the Project falls below 1.20:1 for any calendar quarter occurring following the second Loan Year.

“Trigger Event Cure” means the Debt Service Coverage for the Project is 1.20:1 for two (2) consecutive calendar quarters following the occurrence of a Trigger Event.

“UCC” means the Uniform Commercial Code as enacted and in effect in the state where the Project is located (and as it may from time to time be amended); provided that, to the extent that the UCC is used to define any term in this Agreement or in any other Loan Document and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, however, that if, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Lender’s Liens on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the state where the Project is located, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Underwritten NOI” means the amount by which Underwritten Operating Revenues exceed Underwritten Operating Expenses, which, except as expressly provided herein, shall be averaged for the trailing twelve (12) month period.

“Underwritten Operating Expenses” means Operating Expenses as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

“Underwritten Operating Revenues” means Operating Revenues as determined and adjusted by Lender to reflect the Standard Adjustments and otherwise in accordance with its then current audit policies and procedures for properties similar to the Project.

“U.S. Person” means any United States citizen, any entity organized under the laws of the United States or its constituent states or territories, or any entity, regardless of where organized, having its principal place of business within the United States or any of its territories.

“Variable Rate” has the meaning assigned in Article 2.

“Variable Rate Principal Amount” has the meaning assigned in Article 2.

ARTICLE 2

LOAN TERMS

Section 2.1 The Loan.

(1) The Loan of up to TWENTY-THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($23,500,000.00) shall be funded in one or more advances and repaid in accordance with this Agreement. The initial advance of the Loan shall be in the amount of up to $21,000,000.00. The initial advance and all advances for the items shown on the Budget shall be made upon Borrower’s satisfaction of the conditions for such advances described in Schedule 2.1(1) and in Sections 2.1(2), 2.1(3), and 2.1(4) below. The Loan is not a revolving credit loan, and Borrower is not entitled to any readvances of any portion of the Loan which it may (or is otherwise required to) prepay pursuant to the provisions of this Agreement.

(2) Although no escrow is required therefor, Borrower shall complete the required repairs set forth on Schedule 2.1(2) annexed hereto on or before ninety (90) days from the date hereof.

(3) Borrower may qualify to receive additional advances (collectively, the “Future Advances”) of the Loan, not to exceed $2,000,000.00 in the aggregate as specified in the Budget, for capital improvements, tenant improvements, and leasing commissions to the Project as set forth below upon satisfaction of the following terms and conditions:

(a) the amount of up to $300,000.00 may be advanced in accordance with the capital improvements budget attached as Schedule 2.1(3);

(b) the amount of up to $1,200,000.00 may be advanced for tenant improvements and the amount of up to $500,000.00 may be advanced for leasing commissions pursuant to leases at the Project approved or deemed approved in accordance with Section 6.2 and Part C of Schedule 2.1(1);

(c) unless otherwise approved by Lender, each Future Advance shall be in minimum increments of $20,000.00 and made not more frequently than once in any calendar month;

(d) in no event shall any Future Advance be made from and after April 30, 2010;

(e) at the time of each Future Advance, all of the applicable conditions set forth in Part B, C and D of Schedule 2.1(1) must be satisfied or waived in writing by Lender; and

(f) each Future Advance shall be made based upon a written request submitted by Borrower to Lender at least seven (7) days prior to the date of the requested advance.

(4) The amount of $500,000.00, as specified in the Budget, represents reserves for interest on the Loan (the “Interest Reserve”) prior to the end of the second Loan Year to the extent that Net Cash Flow (without including Debt Service in the calculation thereof) (“Net Operating Income”) for any month is not sufficient to pay such interest. On or before the fifth (5th) Business Day prior to the end of each calendar month prior to the end of the second Loan Year, Borrower shall notify Lender of the amount by which Debt Service for the following month will exceed the projected Net Operating Income for such month. If such Net Operating Income for any such month is projected to equal or exceed the accrued but unpaid Debt Service payable under the Note for such month, (i) Lender shall have no obligation to make any advance from the Interest Reserve for that month and (ii) Borrower shall pay Debt Service for such month from Net Operating Income. If such notice provides that the projected Net Operating Income will be less than Debt Service for such month, Lender shall advance such shortfall from the Interest Reserve on the first (1st) day of the applicable month and Borrower shall pay the remaining amount of Debt Service as required hereunder. Lender shall have no obligation to make any advance from the Interest Reserve after the end of the second Loan Year. Interest at the Variable Rate shall be charged on any disbursed portion of the Interest Reserve as and when advanced, but interest will not be charged on the undisbursed portion of the Interest Reserve. Borrower hereby authorizes Lender, and Lender shall have the right to disburse and charge the Interest Reserve for Debt Service in accordance with this Section 2.1(4). Such disbursements shall be made by a bookkeeping entry on Lender’s records and shall be reflected as additional advances under the Loan, in amounts equal to the Debt Service due and payable on the first (1st) day of each month. Such bookkeeping entry shall be deemed to be as if Borrower had delivered a check to Lender for the amount in question. Unless otherwise directed by Lender in its sole discretion, the Interest Reserve shall be available only for disbursements of the periodic payments of Debt Service due to Lender on the Loan prior to the end of the second Loan Year pursuant to the terms of this Agreement and the other Loan Documents. Any funds disbursed in the manner provided in this Section 2.1(4) shall have been deemed paid to and received by Borrower.

Section 2.2 Interest Rate; Late Charge. The outstanding principal balance of the Loan (including any amounts added to principal under the Loan Documents) shall bear interest as set forth in this Section 2.2:

(1) the Initial Advance shall bear interest at a fixed rate of interest equal to five and ninety-five hundredths percent (5.95%) per annum (the “Initial Advance Fixed Rate”);

(2) the amount of each Future Advance and advance from the Interest Reserve Advance shall bear interest as and when advanced (the “Variable Rate Principal Amount”) at a variable rate of interest, adjusted monthly, equal to two and twenty-five percent (2.25%) per annum in excess of the Libor Rate determined as of the effective date of the applicable advance (the “Variable Rate”), subject to Borrower’s right to convert the Variable Rate on all or portions of the Variable Rate Principal Amount to a Conversion Fixed Rate in accordance with Section 2.2(3) below.

(3) Borrower shall have the option (the “Fixed Rate Conversion Option”) to convert all or a portion of the Variable Rate Principal Amount from time to time to a Conversion Fixed Rate, subject to and in accordance with the following terms and conditions:

(a) Once the Variable Rate Principal Amount (or portion thereof) has been converted to a Conversion Fixed Rate, it shall always remain at the Conversion Fixed Rate and cannot be converted back to the Variable Rate.

(b) The minimum amount that may be converted to the Conversion Fixed Rate shall be $500,000.00.

(c) No Event of Default or Potential Default may exist either at the time that Borrower exercises the Fixed Rate Conversion Option or on the intended effective date of the Fixed Rate Conversion Option.

(d) Borrower shall notify Lender in writing specifying what portion of the Variable Rate Principal Amount is desired to be converted (the “Initial Notice”) and the effective date of such conversion.

(e) The Initial Notice must be given not less than ten (10) business days prior to the effective date of Fixed Rate Conversion Option.

(f) Borrower shall pay, on demand, all reasonable transaction costs and expenses incurred by Lender in connection with the conversion to a Conversion Fixed Rate, and any amount not so paid on demand shall accrue interest at the Default Rate and shall be secured by the Loan Documents.

(g) The Conversion Fixed Rate applicable to each Fixed Rate Conversion Option shall be calculated by Lender as of the effective date of each Fixed Rate Conversion Option.

In the event that a Fixed Rate Conversion Option is exercised, then the portion of the Variable Rate Principal Amount subject to such Fixed Rate Conversion Option shall bear interest at a fixed rate of interest equal to one and five tenths percent (1.5%) per annum in excess of the Swap Rate (the “Conversion Fixed Rate”).

(4) During the Extension Period, the outstanding principal balance of the Loan shall bear interest at a variable rate of interest, adjusted monthly, equal to two and twenty-five hundredths percent (2.25%) in excess of the Libor Rate (the “Extension Period Floating Rate”).

(5) The Initial Advance Fixed Rate, the Variable Rate, the Conversion Fixed Rate, and the Extension Period Floating Rate, as applicable, are collectively referred to as the “Contract Rate.”

(6) Interest owing under this Section 2.2 for each month shall be computed on the basis of a fraction, the denominator of which is three hundred sixty (360) and the numerator of which is the actual number of days elapsed from the first day of such month (or, for the initial advance, from the date of such advance). Principal and other amortization payments shall be applied to the Loan balance as and when actually received. If Borrower fails to pay any installment of interest or principal within five (5) days after the date on which the same is due, Borrower shall pay to Lender a late charge on such past-due amount, as liquidated damages and not as a penalty, equal to five percent (5%) of such amount, but not in excess of the maximum amount of interest allowed by applicable law. Notwithstanding anything herein to the contrary, Borrower shall not be obligated to pay to Lender a late charge on the balloon payment due on the Maturity Date. The foregoing late charge is intended to compensate Lender for the expenses incident to handling any such delinquent payment and for the losses incurred by Lender as a result of such delinquent payment. Borrower agrees that, considering all of the circumstances existing on the date this Agreement is executed, the late charge represents a reasonable estimate of the costs and losses Lender will incur by reason of late payment. Borrower and Lender further agree that proof of actual losses would be costly, inconvenient, impracticable and extremely difficult to fix. Acceptance of the late charge shall not constitute a waiver of the default arising from the overdue installment, and shall not prevent Lender from exercising any other rights or remedies available to Lender. While any Event of Default exists, the Loan shall bear interest at the Default Rate.

Section 2.3 Terms of Payment. The Loan shall be payable as follows:

(1) Interest. A payment of interest only shall be payable on the Closing Date for the period from the Closing Date through the last day of the current month. Thereafter, commencing on December 1, 2007, Borrower shall pay interest in arrears on the first day of each month until all amounts due under the Loan Documents are paid in full.

(2) Net Cash Flow Payments. Upon the fifteenth (15th) day of the month following written notice from Lender of the occurrence of a Trigger Event (the “Net Cash Flow Commencement Date”), and continuing on the fifteenth (15th) day of each calendar month thereafter until a Trigger Event Cure has occurred, Borrower shall pay all Net Cash Flow from the Project for the prior month (the “Net Cash Flow Payments”) to Lender for application to the outstanding principal balance of the Loan. Upon the occurrence of a Trigger Event Cure, such Net Cash Flow Payments shall be suspended until the occurrence of another Trigger Event.

(3) Maturity. On the Maturity Date, Borrower shall pay to Lender all outstanding principal, accrued and unpaid interest, and any other amounts due under the Loan Documents. Subject to the provisions of this Section 2.3(3), Borrower, at its option, may extend the term of the Loan for one (1) additional 12-month period (the “Extension Period”). Borrower’s right to extend the term of the Loan is subject to the satisfaction of each of the following conditions as to each extension:

(a) Borrower shall deliver to Lender a written request to extend the term of the Loan (the “Extension Request”) at least sixty (60) days before the then existing Maturity Date.

(b) No Event of Default or Potential Default has occurred and is continuing on the date on which Borrower delivers the Extension Request to Lender, or on the date the Extension Period commences.

(c) Borrower shall have paid to Lender, in immediately available funds, an extension fee equal to twenty-five hundredths percent (.25%) of the outstanding principal balance of the Loan as of the first day of such extension.

(d) During the extended term of the Loan, all terms and conditions of the Loan Documents (other than the original Maturity Date) shall continue to apply except that Borrower shall have no further right to extend the term of the Loan after the second extension.

(e) The Cash on Cash Return equals or exceeds nine percent (9%) and the Debt Service Coverage (each based on the Contract Rate which will be in effect upon commencement of such Extension Period) equals or exceeds 1.30 to 1; provided, however, that if, based on the outstanding Loan balance as of the date of calculation, Borrower fails to satisfy the foregoing Cash on Cash Return and/or Debt Service Coverage condition(s), Borrower may satisfy such condition(s) by paying down the outstanding Loan balance to an amount that would result in such condition(s) being satisfied.

(f) If requested by Lender, Borrower shall cause to be delivered to Lender at Borrower’s expense an updated Site Assessment satisfactory to Lender, which shall show no adverse matters or items.

(g) If requested by Lender, Borrower shall cause to be delivered to Lender at Borrower’s expense an updated engineering report satisfactory to Lender, which shall show no adverse matters or items.

(h) Borrower shall execute and deliver such other instruments, certificates, opinions of counsel and documentation as Lender shall reasonably request in order to preserve, confirm or secure the Liens and security granted to Lender by the Loan Documents, including any amendments, modifications or supplements to any of the Loan Documents, endorsements to Lender’s title insurance policy and, if required by Lender, estoppels and other certificates.

(i) Borrower shall pay all out of pocket costs and expenses incurred by Lender in connection with such extension of the Loan, including Lender’s reasonable attorneys’ fees and disbursements.

(4) Lockout/Prepayment. The Loan is closed to prepayment, in whole or in part, through April 30, 2009 (the “Lockout Period”), except for Net Cash Flow Payments in accordance with Section 2.3(2). After the Lockout Period, Borrower may prepay the Loan, in whole but not in part (except for Net Cash Flow Payments in accordance with Section 2.3(2)), upon not less than thirty (30) days’ prior written notice to Lender and upon payment of a prepayment premium equal to the Make Whole Breakage Amount calculated as provided in Schedule 2.3(4). In addition to the prepayment premium set forth above, Borrower shall pay the Repayment Fee. If the Loan is accelerated during the Lockout Period for any reason other than casualty or condemnation, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, a prepayment premium equal to five percent (5%) of the outstanding balance of the Loan. If the Loan is accelerated following the Lockout Period for any reason other than casualty or condemnation, Borrower shall pay, in addition to all other amounts outstanding under the Loan Documents, to Lender the applicable prepayment premium described above.

(5) Application of Payments. All payments received by Lender under the Loan Documents shall be applied to the following, in such order as Lender may elect in its sole discretion: (a) to any fees and expenses due to Lender under the Loan Documents; (b) to any Default Rate interest or late charges; (c) to accrued and unpaid interest; (d) to amounts owed under any reserves or escrows required by Lender; and (e) to the principal sum and other amounts due under the Loan Documents. Prepayments of principal, if permitted or accepted, shall be applied against amounts owing in inverse order of maturity.

Section 2.4 Repayment Fee. In addition to all other amounts payable under the Loan Documents, including the origination fee payable pursuant to Schedule 2.1(1), Part A, and any prepayment premiums, and regardless of the actual amount of the Loan actually disbursed, Borrower shall pay to Lender an additional fee (the “Repayment Fee”) in an amount equal to $235,000.00, provided that fifty percent (50%) of the Repayment Fee will be waived if Borrower refinances the Loan with Lender. Borrower acknowledges that Lender has made no commitment and has no obligation, express or implied, to provide any such refinancing loan, and any such loan shall be subject to Lender’s approval in its sole discretion. The Repayment Fee shall be retained by Lender, as its sole property and as additional consideration for furnishing the Loan, and shall not be applied against interest, principal or any other amounts payable under the Loan Documents. The Repayment Fee shall be deemed fully earned upon the initial disbursement of the Loan and shall be payable on the Maturity Date, or earlier prepayment of the entire Loan, whether such prepayment is voluntary or otherwise.

Section 2.5 Security. The Loan shall be secured by the Mortgage creating a first lien on the Project, the Assignment of Rents and Leases and the other Loan Documents. As further security for the Loan, Borrower agrees:

(1) to fund the Capital Improvements Reserve in accordance with Schedule 2.5(1); and

(2) to make the Net Cash Flow Payments in accordance with Section 2.3(2).

ARTICLE 3

INSURANCE, CONDEMNATION, AND IMPOUNDS

Section 3.1 Insurance. Borrower shall maintain insurance as follows:

(1) Casualty; Business Interruption. Borrower shall keep the Project insured against damage by fire and the other hazards covered by a standard extended coverage and all-risk insurance policy for the full insurable value thereof on a replacement cost claim recovery basis (without reduction for depreciation or co-insurance and without any exclusions or reduction of policy limits for acts of domestic and foreign terrorism or other specified action/inaction), and shall maintain boiler and machinery insurance, acts of domestic and foreign terrorism endorsement coverage , law or ordinance coverage in an amount equal to the replacement cost of the Project, and such other casualty insurance as reasonably required by Lender. Lender reserves the right to require from time to time the following additional insurance: flood, earthquake/sinkhole, windstorm and/or building law or ordinance. Borrower shall keep the Project insured against loss by flood if the Project is located currently or at any time in the future in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (as such acts may from time to time be amended) in an amount at least equal to the lesser of (a) the maximum amount of the Loan or (b) the maximum limit of coverage available under said acts. Any such flood insurance policy shall be issued in accordance with the requirements and current guidelines of the Federal Insurance Administration. Borrower shall maintain business interruption insurance, including use and occupancy, rental income loss and extra expense, against all periods covered by Borrower’s property insurance for a limit equal to twelve (12) calendar months’ exposure with extended coverage, all without any exclusions or reduction of policy limits for acts of foreign terrorism or other specified action/inaction. Borrower shall not maintain any separate or additional insurance which is contributing in the event of loss unless it is properly endorsed and otherwise reasonably satisfactory to Lender in all respects. The proceeds of insurance paid on account of any damage or destruction to the Project shall be paid to Lender to be applied as provided in Section 3.2.

(2) Liability. Borrower shall maintain (a) commercial general liability insurance with respect to the Project providing for limits of liability of not less than $5,000,000 for both injury to or death of a person and for property damage per occurrence and in aggregate, and (b) other liability insurance as reasonably required by Lender.

(3) Form and Quality. All insurance policies shall be endorsed in form and substance acceptable to Lender to name Lender as an additional insured, loss payee or mortgagee thereunder, as its interest may appear, with loss payable to Lender, without contribution, under a standard New York (or local equivalent) mortgagee clause. All such insurance policies and endorsements shall be fully paid for, shall be issued by appropriately licensed insurance companies acceptable to Lender with a rating of “A-IX” or better as established by A.M. Best’s Rating Guide, and shall be in such form, and shall contain such provisions, deductibles (with no increased deductible for acts of domestic and foreign terrorism or other specified action/inaction) and expiration dates, as are acceptable to Lender. Each policy shall provide that such policy may not be canceled or materially changed except upon thirty (30) days’ prior written notice of intention of non-renewal, cancellation or material change to Lender and that no act or thing done by Borrower shall invalidate any policy as against Lender. Blanket policies shall be permitted only if Lender receives appropriate endorsements and/or duplicate policies containing Lender’s right to continue coverage on a pro rata pass-through basis and that coverage will not be affected by any loss on other properties covered by the policies. If Borrower fails to maintain insurance in compliance with this Section 3.1, Lender may obtain such insurance and pay the premium therefor and Borrower shall, on demand, reimburse Lender for all expenses incurred in connection therewith. Unless Borrower provides evidence of the insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interest in the collateral. This insurance may, but need not, protect Borrower’s interests. The coverage that Lender purchases may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with the collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing evidence that Borrower has obtained insurance as required by this Agreement. If Lender purchases insurance for the collateral, Borrower will be responsible for the costs of that insurance including the insurance premium, interest and any other charges Lender may impose in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to Borrower’s total outstanding balance or obligation. The costs of the insurance may be more than the cost of insurance Borrower may be able to obtain on its own.

(4) Assignment. Borrower shall collaterally assign all right, title and interest of Borrower in insurance policies (regardless of whether required by Lender) as to the Project, unearned premiums therefor and proceeds from such policies covering any of the Project now or hereafter acquired by Borrower to Lender, in such manner and form that Lender and its successors and assigns shall at all times have and hold the same as security for the payment of the Loan. If requested by Lender, Borrower shall deliver copies of all original policies certified to Lender by the insurance company or authorized agent as being true copies, together with the endorsements required hereunder. If Borrower elects to obtain any insurance which is not required under this Agreement, all related insurance policies shall be endorsed in compliance with Section 3.1(3), and such additional insurance shall not be canceled without prior notice to Lender. From time to time upon Lender’s request, Borrower shall identify to Lender all insurance maintained by Borrower with respect to the Project. The proceeds of insurance policies coming into the possession of Lender shall not be deemed trust funds, and Lender shall be entitled to apply such proceeds as herein provided.

(5) Adjustments. Borrower shall give immediate written notice of any loss to the insurance carrier and to Lender. Borrower hereby irrevocably authorizes and empowers Lender, as attorney-in-fact for Borrower coupled with an interest, to notify any of Borrower’s insurance carriers to add Lender as a loss payee, mortgagee insured or additional insured, as the case may be, to any policy maintained by Borrower (regardless of whether such policy is required under this Agreement), to make proof of loss, to adjust and compromise any claim under insurance policies, to appear in and prosecute any action arising from such insurance policies, to collect and receive insurance proceeds, and to deduct therefrom Lender’s expenses incurred in the collection of such proceeds. Nothing contained in this Section 3.1(5), however, shall require Lender to incur any expense or take any action hereunder.

Section 3.2 Use and Application of Insurance Proceeds.

(A) If the Project shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice thereof to Lender. In the event any Casualty occurs to the Project such that a conditional use permit, variance, or other issuance required under applicable law (a “Conditional Use Permit”) is required to repair such damage or destruction and fully rebuild and restore the improvements (a “Threshold Casualty”), Borrower shall make application for the Conditional Use Permit to the applicable zoning authority within sixty (60) days of such Threshold Casualty to allow the continued operation of the Project as an office and retail facility with parking garage in substantially the same condition as prior to such Threshold Casualty and shall diligently pursue obtaining such Conditional Use Permit and the repair of any damage or destruction. If the Project suffers a Threshold Casualty, and within one hundred eighty (180) days of such Threshold Casualty Borrower fails to obtain a Conditional Use Permit from the applicable zoning authority permitting such restoration in substantially the same condition as prior to such Threshold Casualty and thereafter diligently pursue the repair of any damage or destruction, Borrower shall, at Lender’s option, be obligated to repay the Loan in full without the payment of a prepayment premium or fee.

(B) Lender shall apply insurance proceeds to costs of restoring the Project or the Loan as follows:

(1) if the loss is less than sixty percent (60%) of replacement value of the improvements as determined in accordance with the applicable zoning ordinances, Lender shall apply the insurance proceeds to restoration provided that at all times during such restoration (a) no Event of Default or Potential Default exists; (b) Lender determines that there are sufficient funds available to restore and repair the Project to a condition approved by Lender; (c) Lender reasonably determines that the Underwritten NOI during restoration will be sufficient to pay Debt Service during restoration; (d) Lender reasonably determines (based on leases which will remain in effect after restoration is complete if the Project is not a multi-family project) that after restoration the Debt Service Coverage will be at least equal to the Debt Service Coverage amounts set forth in Paragraph 1 in Part A of Schedule 2.1(1), or if the loss occurs during the Extension Period, the Debt Service Coverage and Cash on Cash Return will be at least equal to the requirements in Section 2.3(3)(e); (e) Lender reasonably determines that the ratio of the outstanding principal balance of the Loan to appraised value of the Project after restoration will not exceed the loan-to-value ratio that existed on the Closing Date; (f) Lender reasonably determines that restoration and repair of the Project to a condition approved by Lender will be completed within six months after the date of loss or casualty and in any event ninety (90) days prior to the Maturity Date; (g) Borrower promptly commences and is diligently pursuing restoration of the Project; (h) Borrower has obtain the Conditional Use Permit and is in compliance with Section 3.2(A) above; and (i) the Project after the restoration will be in compliance with and permitted under all applicable zoning, building and land use laws, rules, regulations and ordinances;

(2) if the conditions set forth in Section 3.2(B)(1) are not satisfied, in Lender’s sole discretion, Lender may apply any insurance proceeds it may receive to amounts owing under the Loan Documents (without prepayment penalty or premium) in such order and manner as Lender in its sole discretion determines, or allow all or a portion of such proceeds to be used for the restoration of the Project;

(3) if sixty percent (60%) or more of the replacement value of the improvements as determined in accordance with the applicable zoning ordinance, the Loan shall be immediately due and payable (without prepayment penalty or premium) and Lender shall apply any insurance proceeds it may receive to amounts owing under the Loan Documents (without prepayment penalty or premium) in such order and manner as Lender in its sole discretion determines; and

(4) insurance proceeds applied to restoration will be disbursed on receipt of satisfactory plans and specifications, contracts and subcontracts, schedules, budgets, lien waivers and architects’ certificates, and otherwise in accordance with prudent commercial construction lending practices for construction loan advances, including, as applicable, the advance conditions under Schedule 2.1(1). Any insurance proceeds remaining after payment of all restoration costs shall be applied by Lender to the Loan balance or, at Lender’s sole option, remitted to Borrower.

Section 3.3 Condemnation Awards. Borrower shall immediately notify Lender of the institution of any proceeding for the condemnation or other taking of the Project or any portion thereof. Lender may participate in any such proceeding and Borrower will deliver to Lender all instruments necessary or required by Lender to permit such participation. Without Lender’s prior consent, Borrower (1) shall not agree to any compensation or award, and (2) shall not take any action or fail to take any action which would cause the compensation to be determined. All awards and compensation for the taking or purchase in lieu of condemnation of the Project or any part thereof are hereby assigned to and shall be paid to Lender. Borrower authorizes Lender to collect and receive such awards and compensation, to give proper receipts and acquittances therefor, and in Lender’s sole discretion to apply the same toward the payment of the Loan, notwithstanding that the Loan may not then be due and payable, or to the restoration of the Project; however, if the award is less than or equal to $50,000 and Borrower requests that such proceeds be used for non-structural site improvements (such as landscape, driveway, walkway and parking area repairs) required to be made as a result of such condemnation, Lender will apply the award to such restoration in accordance with disbursement procedures applicable to insurance proceeds provided there exists no Potential Default or Event of Default. Borrower, upon request by Lender, shall execute all instruments requested to confirm the assignment of the awards and compensation to Lender, free and clear of all liens, charges or encumbrances.

Section 3.4 Impounds. Borrower shall deposit into a reserve with Lender, monthly on the first day of each month, one-twelfth (1/12th) of the annual charges for ground or other rent, if any (but only if such rent is due less often than monthly or, regardless of payment frequency, if Borrower has failed to make one or more of such payments), insurance premiums and real estate taxes, assessments and similar charges relating to the Project (the “Tax and Insurance Escrow Fund”). At or before the initial advance of the Loan, Borrower shall deposit with Lender a sum of money which together with the monthly installments will be sufficient to make each of such payments thirty (30) days prior to the date any delinquency or penalty becomes due with respect to such payments. Deposits shall be made on the basis of Lender’s reasonable estimate from time to time of the charges for the current year (after giving effect to any reassessment or, at Lender’s election, on the basis of the charges for the prior year, with adjustments when the charges are fixed for the then current year). All funds so deposited shall be held by Lender, without interest, and may be commingled with Lender’s general funds. Borrower hereby grants to Lender a security interest in all funds so deposited with Lender for the purpose of securing the Loan. While an Event of Default exists, the funds deposited may be applied in payment of the charges for which such funds have been deposited, or to the payment of the Loan or any other charges affecting the security of Lender, as Lender may elect, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by Lender. Borrower shall furnish Lender with bills for the charges for which such deposits are required at least thirty (30) days prior to the date on which the charges first become payable. If at any time the amount on deposit with Lender, together with amounts to be deposited by Borrower before such charges are payable, is insufficient to pay such charges, Borrower shall deposit any deficiency with Lender immediately upon demand. Lender shall pay such charges when the amount on deposit with Lender is sufficient to pay such charges and Lender has received a bill for such charges.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Lender that:

Section 4.1 Organization and Power. Borrower and each Borrower Party is duly organized, validly existing and in good standing under the laws of the state of its formation or existence, and is in compliance with all legal requirements applicable to doing business in the state in which the Project is located. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code. Borrower and each Borrower Party has only one state of incorporation or organization, which is set forth in Schedule 4.1. All other information regarding Borrower and each Borrower Party contained in Schedule 4.1, including the ownership structure of Borrower and its constituent entities, is true and correct as of the Closing Date.

Section 4.2 Validity of Loan Documents. The execution, delivery and performance by Borrower and each Borrower Party of the Loan Documents: (1) are duly authorized and do not require the consent or approval of any other party or governmental authority which has not been obtained; and (2) will not violate any law or result in the imposition of any lien, charge or encumbrance upon the assets of any such party, except as contemplated by the Loan Documents. The Loan Documents constitute the legal, valid and binding obligations of Borrower and each Borrower Party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, or similar laws generally affecting the enforcement of creditors’ rights.

Section 4.3 Liabilities; Litigation; Other Secured Transactions.

(1) The financial statements delivered by Borrower and each Borrower Party are true and correct with no significant change since the date of preparation. Except as disclosed in such financial statements, there are no liabilities (fixed or contingent) affecting the Project, Borrower or any Borrower Party. Except as disclosed in such financial statements or otherwise disclosed in writing, and as set forth in Schedule 4.3, there is no litigation, administrative proceeding, investigation or other legal action (including any proceeding under any state or federal bankruptcy or insolvency law) pending or, to the knowledge of Borrower, threatened, against the Project, Borrower or any Borrower Party which if adversely determined could have a material adverse effect on such party, the Project or the Loan.

(2) Borrower is not, and has not been, bound (whether as a result of a merger or otherwise) as a debtor under a pledge or security agreement entered into by another Person, which has not heretofore been terminated.

Section 4.4 Taxes and Assessments. The Project is comprised of one or more parcels, each of which constitutes a separate tax lot and none of which constitutes a portion of any other tax lot. There are no pending or, to Borrower’s best knowledge, proposed special or other assessments for public improvements or otherwise affecting the Project, nor are there any contemplated improvements to the Project that may result in such special or other assessments.

Section 4.5 Other Agreements; Defaults. Neither Borrower nor any Borrower Party is a party to any agreement or instrument or subject to any court order, injunction, permit, or restriction which might adversely affect the Project or the business, operations, or condition (financial or otherwise) of Borrower or any Borrower Party. Neither Borrower nor any Borrower Party is in violation of any agreement which violation would have an adverse effect on the Project, Borrower, or any Borrower Party or Borrower’s or any Borrower Party’s business, properties, or assets, operations or condition, financial or otherwise.

Section 4.6 Compliance with Law.

(1) Borrower, to its actual knowledge and with inquiry, and each Borrower Party have all requisite licenses, permits, franchises, qualifications, certificates of occupancy or other governmental authorizations to own, lease and operate the Project and carry on its business. The Project is in compliance with all applicable zoning, subdivision, building and other legal requirements and is free of structural defects. All of the Project’s building systems are in good working order, subject to ordinary wear and tear. The Project does not constitute, in whole or in part, a legally non-conforming use under applicable legal requirements.

(2) No condemnation has been commenced or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Project or for the relocation of roadways adjacent to and providing access to the Project.

(3) The Project has adequate rights of access to public ways and is served by adequate water, sewer, sanitary sewer and storm drain facilities. All public utilities necessary or convenient to the full use and enjoyment of the Project are located in the public right-of-way abutting the Project, and all such utilities are connected so as to serve the Project without passing over other property, except to the extent such other property is subject to a perpetual easement for such utility benefiting the Project. All roads necessary for the full utilization of the Project for its current purpose have been completed and dedicated to public use and accepted by all governmental authorities.

Section 4.7 Location of Borrower. Borrower’s principal place of business and chief executive offices are located at the address stated in Section 12.1 and, except as otherwise set forth in Schedule 4.1, Borrower at all times has maintained its principal place of business and chief executive office at such location or at other locations within the same state.

Section 4.8 ERISA.

(1) As of the Closing Date and throughout the term of the Loan, (a) Borrower is not and will not be an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA“), which is subject to Title I of ERISA, and (b) the assets of Borrower do not and will not constitute “plan assets” of one or more such plans for purposes of Title I of ERISA.

(2) As of the Closing Date and throughout the term of the Loan (a) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(3) of ERISA and (b) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of and fiduciary obligations with respect to governmental plans.

(3) Borrower has no employees.

Section 4.9 Margin Stock. No part of proceeds of the Loan will be used for purchasing or acquiring any “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 4.10 Tax Filings. Borrower and each Borrower Party have filed (or have obtained effective extensions for filing) all federal, state and local tax returns required to be filed and have paid or made adequate provision for the payment of all federal, state and local taxes, charges and assessments payable by Borrower and each Borrower Party, respectively.

Section 4.11 Solvency. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its Debts as such Debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). Except as expressly disclosed to Lender in writing, no petition in bankruptcy has been filed by or against Borrower or any Borrower Party in the last seven (7) years, and neither Borrower nor any Borrower Party in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither Borrower nor any Borrower Party is contemplating either the filing of a petition by it under state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or property, and neither Borrower nor any Borrower Party has knowledge of any Person contemplating the filing of any such petition against it.

Section 4.12 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower or any Borrower Party in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can foresee, might adversely affect, the Project or the business, operations or condition (financial or otherwise) of Borrower or any Borrower Party. All information supplied by Borrower regarding any other Collateral is accurate and complete in all material respects. All evidence of Borrower’s and each Borrower Party’s identity provided to Lender is genuine, and all related information is accurate.

Section 4.13 Single Purpose Entity. In order to maintain its status as a separate entity and to avoid any confusion or potential consolidation with any Affiliate, Borrower represents and warrants that in the conduct of its operations since its organization it has observed, and covenants that it will continue to observe, the following:

(1) Limited Purpose. The sole purpose conducted or promoted by Borrower since its organization and at least during the term of the Loan is to engage in the following activities:

(a) to acquire, own, hold, lease, operate, manage, maintain, develop and improve the Project;

(b) to enter into and perform its obligations under the Loan Documents;

(c) to sell, transfer, service, convey, dispose of, pledge, assign, borrow money against, finance, refinance or otherwise deal with the Project to the extent permitted under the Loan Documents; and

(d) to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above mentioned purposes.

(2) Limitations on Debt, Actions. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall not:

(a) guarantee any obligation of any Person, including any Affiliate, or become obligated for the debts of any other Person or hold out its credit as being available to pay the obligations of any other Person;

(b) engage, directly or indirectly, in any business other than as required or permitted to be performed under this Section;

(c) incur, create or assume any Debt other than (A) the Loan and (B) unsecured trade payables incurred in the ordinary course of its business ownership and operation of the Project and which shall (1) not exceed two percent (2%) of the outstanding balance of the Loan, (2) not be evidenced by a note, (3) be paid within sixty (60) days, and (4) otherwise expressly be permitted under the Loan Documents; no Debt other than the Loan may be secured (subordinate or pari passu) by the Project;

(d) make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that Borrower may invest in those investments permitted under the Loan Documents;

(e) to the fullest extent permitted by law, engage in any dissolution, liquidation, consolidation, merger, sale or other transfer of any of its assets outside the ordinary course of Borrower’s business;

(f) buy or hold evidence of indebtedness issued by any other Person (other than cash or investment-grade securities);

(g) form, acquire or hold any subsidiary (whether corporate, partnership, limited liability company or other) or own any equity interest in any other entity;

(h) own any asset or property other than the Project and incidental personal property necessary for the ownership or operation of the Project; or

(i) take any Material Action (as defined below) without the unanimous written approval of all members of Borrower and the Independent Director/Manager.

(3) Separateness. Notwithstanding anything to the contrary in the Loan Documents or in any other document governing the formation, management or operation of Borrower, Borrower shall:

(a) maintain books and records and bank accounts separate from those of any other Person;

(b) maintain its assets in such a manner that it is not costly or difficult to segregate, identify or ascertain such assets;

(c) comply with all organizational formalities necessary to maintain its separate existence;

(d) hold itself out to creditors and the public as a legal entity separate and distinct from any other entity;

(e) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; except that Borrower’s assets may be included in a consolidated financial statement of its Affiliate so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of Borrower from such Affiliate and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person;

(f) prepare and file its own tax returns separate from those of any Person to the extent required by applicable law, and pay any taxes required to be paid by applicable law;

(g) allocate and charge fairly and reasonably any common employee or overhead shared with Affiliates;

(h) not enter into any transaction with Affiliates except on an arm’s-length basis on terms which are intrinsically fair and no less favorable than would be available for unaffiliated third parties, and pursuant to written, enforceable agreements;

(i) conduct business in its own name, and use separate stationery, invoices and checks;

(j) not commingle its assets or funds with those of any other Person;

(k) not assume, guarantee or pay the debts or obligations of any other Person;

(l) correct any known misunderstanding as to its separate identity;

(m) not permit any Affiliate to guarantee or pay its obligations (other than limited guarantees and indemnities set forth in the Loan Documents);

(n) not make loans or advances to any other Person;

(o) pay its liabilities and expenses out of and to the extent of its own funds;

(p) maintain a sufficient number of employees in light of its contemplated business purpose and pay the salaries of its own employees, if any, only from its own funds;

(q) maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that the foregoing shall not require any equity owner to make additional capital contributions to Borrower; and

(r) cause the managers, officers, employees, agents and other representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower.

Failure of Borrower to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of Borrower as a separate legal entity.

(4) SPE Party. Unless Borrower is an Acceptable Delaware LLC, if Borrower is a limited partnership or limited liability company, then Borrower shall at all times have a managing member/general partner (which shall be its sole general partner) (“SPE Party”) with provisions in its organizational documents limiting its purpose and authority to those set forth in clauses (a) — (c) above, modified to allow such SPE Party to act as managing member/general partner of Borrower and requiring it to have an Independent Director/Manager so long as any obligation under the Loan remains outstanding, and to engage in no other business or activity.

(5) Independent Director/Manager. As long as any obligation under the Loan is outstanding, the Borrower/SPE Party at all times shall have an Independent Director/Manager. To the fullest extent permitted by law, the Independent Director/Manager shall consider only the interests of the Borrower and its creditors in acting or otherwise voting on any Material Action. No resignation or removal of an Independent Director/Manager, and no appointment of a successor Independent Director/Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Director/Manager by a written instrument. In the event of a vacancy in the position of Independent Director/Manager, the Borrower or SPE Party shall, as soon as practicable, appoint a successor Independent Director/Manager.

“Independent Director/Manager” means a natural Person who is not at the time of initial appointment as a manager/director or at any time while serving as a manager/director of the Borrower/SPE Party has not been at any time during the five (5) years preceding such initial appointment:

(a) a stockholder, director, manager (with the exception of serving as an Independent Director/Manager of the Borrower/SPE Party), officer, trustee, employee, partner, member, attorney or counsel of the Borrower, or any Affiliate of either of them;

(b) a creditor, customer, supplier, or other Person who derives any of its purchases or revenues from its activities with the Borrower or any Affiliate;

(c) a Person Controlling or under common Control with any Person excluded from serving as Independent Director/Manager under (a) or (b); or

(d) a member of the immediate family by blood or marriage of any Person excluded from serving as Independent Director/Manager under (a) or (b).

A natural Person who satisfies the foregoing definition other than subparagraph (ii) shall not be disqualified from serving as an Independent Director/Manager of the Borrower/SPE Party if such individual is an Independent Director/Manager provided by a nationally-recognized company that provides professional independent managers/directors (a “Professional Independent Director/Manager”) and other corporate services in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition other than subparagraph (a) by reason of being the independent director or manager of a “special purpose entity” affiliated with the Borrower shall not be disqualified from serving as an Independent Director/Manager of the Borrower/SPE Party if such individual is either (i) a Professional Independent Director/Manager or (ii) the fees that such individual earns from serving as independent manager of affiliates of the Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Notwithstanding the immediately preceding sentence, an Independent Director/Manager may not simultaneously serve as Independent Director/Manager of the Borrower/SPE Party and independent manager or director of a special purpose entity that owns a direct or indirect equity interest in the Borrower (other than the SPE Party’s interest in Borrower).

For purposes of this paragraph, a “special purpose entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the special purpose provisions of this Agreement.

“Material Action” means to file any insolvency, or reorganization case or proceeding, to institute proceedings to have the Borrower or any SPE Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against the Borrower or any SPE Party, to file a petition seeking, or consent to, reorganization or relief with respect to the Borrower or any SPE Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for the Borrower or any SPE Party or a substantial part of its property, to make any assignment for the benefit of creditors of the Borrower or any SPE Party, to admit in writing the Borrower’s or any SPE Party inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

(6) Acceptable Delaware LLC Requirements. In the event Borrower or the SPE Party is a limited liability company, then it must be an Acceptable Delaware LLC, and the limited liability company agreement of Borrower or the SPE Party (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or the SPE Party (as applicable) (“Member”) to cease to be the member of Borrower or the SPE Party (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or the SPE Party (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of Borrower or the SPE Party (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any Person acting as Independent Director/Manager of Borrower or the SPE Party (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or the SPE Party (as applicable) automatically be admitted to Borrower or the SPE Party (as applicable) as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue Borrower or the SPE Party (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or the SPE Party (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or the SPE Party (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least one Independent Director/Manager of the SPE Party or Borrower (as applicable). The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or the SPE Party (as applicable) upon the admission to Borrower or the SPE Party (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or the SPE Party (as applicable) that has no interest in the profits, losses and capital of Borrower or the SPE Party (as applicable) and has no right to receive any distributions of the assets of Borrower or the SPE Party (as applicable), (iii) pursuant to Section 18 301 of the Delaware Limited Liability Company Act (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or the SPE Party (as applicable) and shall not receive a limited liability company interest in Borrower or the SPE Party (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or the SPE Party (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or the SPE Party (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or the SPE Party (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director/Manager, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or the SPE Party (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or the SPE Party (as applicable) as Special Member, Special Member shall not be a member of Borrower or the SPE Party (as applicable), but Special Member may serve as an Independent Director/Manager of Borrower or the SPE Party (as applicable).

(7) Upon the occurrence of any event that causes the Member to cease to be a member of Borrower or the SPE Party (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Party (as applicable) agree in writing (i) to continue Borrower or the SPE Party (as applicable) and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or the SPE Party (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or the SPE Party (as applicable). Any action initiated by or brought against Member or Special Member under the United States Bankruptcy Code or similar state insolvency laws shall not cause Member or Special Member to cease to be a member of Borrower or the SPE Party (as applicable) and upon the occurrence of such an event, the business of Borrower or the SPE Party (as applicable) shall continue without dissolution. The LLC Agreement shall provide that each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or the SPE Party (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under the United States Bankruptcy Code or similar state insolvency laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or the SPE Party (as applicable).

“Acceptable Delaware LLC” shall mean a limited liability company formed under Delaware law which has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company.

Section 4.14 Property Specific Representations. The management agreement for the Project is in full force and effect and there is no default or violation by any party thereunder.

ARTICLE 5

ENVIRONMENTAL MATTERS

Section 5.1 Representations and Warranties on Environmental Matters. To Borrower’s knowledge, except as set forth in the Site Assessment, (1) no Hazardous Material is now or was formerly used, stored, generated, manufactured, installed, disposed of or otherwise present at or about the Project or any property adjacent to the Project (except for cleaning and other products currently used in connection with the routine maintenance or repair of the Project in full compliance with Environmental Laws), (2) all permits, licenses, approvals and filings required by Environmental Laws have been obtained, and the use, operation and condition of the Project do not, and did not previously, violate any Environmental Laws, and (3) no civil, criminal or administrative action, suit, claim, hearing, investigation or proceeding has been brought or been threatened, nor have any settlements been reached by or with any parties or any liens imposed in connection with the Project concerning Hazardous Materials or Environmental Laws.

Section 5.2 Covenants on Environmental Matters.

(1) Borrower shall (a) comply strictly and in all respects with applicable Environmental Laws; (b) notify Lender immediately upon Borrower’s discovery of any spill, discharge, release or presence of any Hazardous Material at, upon, under, within, contiguous to or otherwise affecting the Project; (c) promptly remove such Hazardous Materials and remediate the Project in full compliance with Environmental Laws and in accordance with the recommendations and specifications of an independent environmental consultant approved by Lender; and (d) promptly forward to Lender copies of all orders, notices, permits, applications or other communications and reports in connection with any spill, discharge, release or the presence of any Hazardous Material or any other matters relating to the Environmental Laws or any similar laws or regulations, as they may affect the Project or Borrower.

(2) Borrower shall not cause, shall prohibit any other Person within the control of Borrower from causing, and shall use prudent, commercially reasonable efforts to prohibit other Persons (including tenants) from causing (a) any spill, discharge or release, or the use, storage, generation, manufacture, installation, or disposal, of any Hazardous Materials at, upon, under, within or about the Project or the transportation of any Hazardous Materials to or from the Project (except for cleaning and other products used in connection with routine maintenance or repair of the Project in full compliance with Environmental Laws), (b) any underground storage tanks to be installed at the Project, or (c) any activity that requires a permit or other authorization under Environmental Laws to be conducted at the Project.

(3) Borrower shall provide to Lender, at Borrower’s expense promptly upon the written request of Lender from time to time (provided that Lender has a reasonable basis for requesting same), a Site Assessment or, if required by Lender, an update to any existing Site Assessment (provided that Lender has a reasonable basis for requiring same) to assess the presence or absence of any Hazardous Materials and the potential costs in connection with abatement, cleanup or removal of any Hazardous Materials found on, under, at or within the Project. Borrower shall pay the cost of no more than one such Site Assessment or update in any twelve (12)-month period, unless Lender’s request for a Site Assessment is based on either information provided under Section 5.2(1), a reasonable suspicion of Hazardous Materials at or near the Project, a breach of representations under Section 5.1, or an Event of Default, in which case any such Site Assessment or update shall be at Borrower’s expense.

(4) Within ninety (90) days after the date hereof, Borrower shall cause to be prepared by environmental engineers approved by Lender and deliver to Lender, an Operations and Maintenance Program for the removal or encapsulation of, or other action for handling, asbestos-containing materials and lead-based paint at the Project (the “O&M Program”) which contains at a minimum, the items recommended in the EPA’s guide to managing lead-based paint in buildings. Borrower shall immediately implement the O&M Program. Prior to the commencement of any construction, rehabilitation, modification or renovation at the Project, including any such work which requires the removal of any materials or improvements of any kind in connection with the vinyl floor tiles, wallboard compound, cementitious thermal insulation, cooling tower board, and roofing materials, and other portions of any Project containing asbestos-containing materials (the “Work”), all Work shall be implemented in accordance with the procedures and programs in the O&M Program and all applicable governmental requirements. The O&M Program and work resulting therefrom shall be conducted by an accredited, licensed, abatement contractor using state-of-the-art work practices and procedures and shall include all monitoring and project management performed by an accredited asbestos and lead-based paint consultant. Borrower shall deliver to Lender promptly when available, copies of all reports, notices, submittals, permits, licenses, and certificates relating to the O&M Program. Until all matters in the O&M Program have been satisfied, Borrower shall deliver to Lender, on or before the first day of each Loan Year, evidence of an annual inspection by the environmental engineers for the Project, addressing the status of affected space requiring Work or other action with respect to Hazardous Materials. Borrower shall follow the procedures of the O&M Program with respect to any additional Hazardous Materials revealed by any annual inspection. All fees and expenses incurred for all such inspections and review and approval of the O&M Program shall be paid by Borrower.

Section 5.3 Allocation of Risks and Indemnity. As between Borrower and Lender, all risk of loss associated with non-compliance with Environmental Laws, or with the presence of any Hazardous Material at, upon, within, contiguous to or otherwise affecting the Project, shall lie solely with Borrower. Accordingly, Borrower shall bear all risks and costs associated with any loss (including any loss in value attributable to Hazardous Materials), damage or liability therefrom, including all costs of removal of Hazardous Materials or other remediation required by Lender or by law. Borrower shall at all times indemnify, defend and hold Lender harmless from and against any and all claims, suits, actions, debts, damages, losses, liabilities, litigations, judgments, charges, costs and expenses (including reasonable costs of defense), of any nature whatsoever proffered or incurred by Lender, whether as mortgagee or beneficiary under the Mortgage, as mortgagee in possession, or as successor-in-interest to Borrower by foreclosure deed or deed in lieu of foreclosure, and whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including those arising from the joint, concurrent or comparative negligence of Lender (however, Borrower shall not be liable under such indemnification to the extent such loss, liability, damage, claim, cost, or expense results solely from Lender’s gross negligence or willful misconduct), under or on account of the Environmental Laws, including the assertion of any lien thereunder, with respect to: (1) a breach of any representation, warranty or covenant of Borrower contained in this Article 5; (2) any acts performed by Lender pursuant to the provisions of this Article 5; (3) any discharge of Hazardous Materials, the threat of discharge of any Hazardous Materials or the storage or presence of any Hazardous Materials affecting the Project whether or not the same originates or emanates from the Project or any contiguous real estate, including any loss of value of the Project as a result of the foregoing; (4) any costs of removal or remedial action incurred by the United States Government or any costs incurred by any other Person or damages from injury to, destruction of, or loss of natural resources including reasonable costs of assessing such injury, destruction or loss incurred pursuant to any Environmental Laws; (5) liability for personal injury or property damage arising under any statutory or common law tort theory, including without limitation damages assessed for the maintenance of a public or private nuisance or for the carrying on of an abnormally dangerous activity at, upon, under or within the Project; and/or (6) any other environmental matter affecting the Project within the jurisdiction of the Environmental Protection Agency, any other federal agency or any state or local environmental agency. The foregoing notwithstanding, Borrower shall not be liable under the foregoing indemnification to the extent any such loss, liability, damage, claim, cost or expense results solely from Lender’s gross negligence or willful misconduct. Borrower’s obligations under this Article 5 shall arise upon the discovery of the presence of any Hazardous Material, whether or not the Environmental Protection Agency, any other federal agency or any state or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Materials and whether or not the existence of any such Hazardous Material or potential liability on account thereof is disclosed in the Site Assessment, and shall continue notwithstanding the repayment of the Loan or any transfer or sale of any right, title and interest in the Project (by foreclosure, deed in lieu of foreclosure or otherwise). Notwithstanding the foregoing, subject to the conditions specified below in this Section 5.3, Borrower shall not be liable under this Section 5.3 for such indemnified matters directly created or arising from events or conditions caused or created by Lender and first existing after Lender acquires title to the Project by foreclosure or acceptance of a deed in lieu thereof, but only if (a) Borrower delivers to Lender a current site assessment evidencing the presence of no Hazardous Materials on the Project and no violation of any Environmental Laws with respect to the Project not more than ninety (90) days and not less than thirty (30) days prior thereto, and (b) such loss, liability, damage, claim, cost or expense does not directly or indirectly arise from or relate to any release of or exposure to any Hazardous Material (including personal injury or damage to property), non-compliance with any Environmental Laws, or remediation existing or occurring prior to the date Lender acquires title to the Project.

Section 5.4 Lender’s Right to Protect Collateral. If (1) any discharge of Hazardous Materials or the threat of a discharge of Hazardous Material affecting the Project occurs, whether originating or emanating from the Project or any contiguous real estate, and/or (2) Borrower fails to comply with any Environmental Laws or related regulations, Lender may at its election, but without the obligation so to do, give such notices and/or cause such work to be performed at the Project and/or take any and all other actions as Lender shall deem necessary or advisable in order to abate the discharge of any Hazardous Material, remove the Hazardous Material or cure Borrower’s noncompliance.

Section 5.5 No Waiver. Notwithstanding any provision in this Article 5 or elsewhere in the Loan Documents, or any rights or remedies granted by the Loan Documents, Lender does not waive and expressly reserves all rights and benefits now or hereafter accruing to Lender under any “security interest” or “secured creditor” exception under applicable Environmental Laws, as the same may be amended. No action taken by Lender pursuant to the Loan Documents shall be deemed or construed to be a waiver or relinquishment of any such rights or benefits under any “security interest exception.”

ARTICLE 6

LEASING MATTERS

Section 6.1 Representations and Warranties on Leases. Borrower, to its actual knowledge and with inquiry, represents and warrants to Lender with respect to leases of the Project that, to the best of Borrower’s knowledge: (1) the rent roll delivered to Lender is true and correct, and the leases are valid and in full force and effect; (2) the leases (including amendments) are in writing, and there are no oral agreements with respect thereto; (3) the copies of the leases delivered to Lender are true and correct; (4) neither the landlord nor any tenant is in default under any of the leases; (5) Borrower has no knowledge of any notice of termination or default with respect to any lease (except as shown on the rent roll); (6) Borrower has not assigned or pledged any of the leases, the rents or any interests therein except to Lender; (7) no tenant or other party has an option to purchase all or any portion of the Project; (8) no tenant has the right to terminate its lease prior to expiration of the stated term of such lease, unless otherwise specified in the applicable lease agreement; and (9) no tenant has prepaid more than one month’s rent in advance (except as shown on the rent roll and except for bona fide security deposits not in excess of an amount equal to two month’s rent.

Section 6.2 Standard Lease Form; Approval Rights. All leases and other rental arrangements shall in all respects be approved by Lender and shall be on a standard lease form approved by Lender with no modifications (except as approved by Lender). Such lease form shall provide that the tenant shall attorn to Lender, and that any cancellation, surrender, or amendment of such lease without the prior written consent of Lender shall be voidable by Lender. Borrower shall hold, in trust, all tenant security deposits in a segregated account, and, to the extent required by applicable law, shall not commingle any such funds with any other funds of Borrower. Within ten (10) days after Lender’s request, Borrower shall furnish to Lender a statement of all tenant security deposits, and copies of all leases not previously delivered to Lender, certified by Borrower as being true and correct. Notwithstanding anything contained in the Loan Documents, Lender’s approval shall not be required for future leases or lease extensions if the following conditions are satisfied: (1) there exists no Potential Default or Event of Default; (2) the lease is on the standard lease form approved by Lender with no modifications (except for minor modifications entered into in the ordinary course of business consistent with prudent property management practices and not affecting the economic terms of the lease); (3) the lease does not conflict with any restrictive covenant affecting the Project or any other lease for space in the Project; and (4)  the lease is in accordance with the leasing parameters as Schedule 6.2 attached hereto. Leases that require the approval of Lender shall be submitted to Lender at least ten (10) Business Days prior to the proposed execution date. All costs and expenses incurred by Lender in its review and approval of any lease shall be paid by Borrower promptly upon request.

Section 6.3 Covenants. Borrower (1) shall perform the obligations which Borrower is required to perform under the leases in accordance with prudent property management practices; (2) shall enforce the obligations to be performed by the tenants in accordance with prudent property management practices; (3) shall promptly furnish to Lender any notice of default or termination received by Borrower from any tenant; (4) shall not collect any rents for more than thirty (30) days in advance of the time when the same shall become due, except for bona fide security deposits not in excess of an amount equal to two months rent; (5) shall not enter into any ground lease or master lease of any part of the Project; (6) shall not further assign or encumber any lease; (7) shall not, except with Lender’s prior written consent, cancel or accept surrender or termination of any lease, except for default thereunder in accordance with prudent property management practices; (8) shall not, except with Lender’s prior written consent, modify or amend any lease (except for minor modifications and amendments entered into in the ordinary course of business, consistent with prudent property management practices, not affecting the economic terms of the lease); (9) shall assign to Lender any letter of credit evidencing a security deposit on such terms as may be required by Lender and shall deliver the original of such letter(s) of credit to Lender; (10) shall not lease, or permit the use of, any space in the Project as an on-site dry cleaning plant operation; and (11) shall deposit with Lender any lease termination or cancellation fee which shall be held by Lender in a rollover escrow fund for tenant improvements and leasing commission costs pertaining to the applicable space. Any action in violation of clauses (5), (6), (7), and (8) of this Section 6.3 shall be void at the election of Lender.

Section 6.4 Tenant Estoppels. At Lender’s request, which shall not occur more than once a year, Borrower shall obtain and furnish to Lender, written estoppels in form and substance reasonably satisfactory to Lender, executed by tenants under leases of any part of the Project and confirming the term, rent, and other provisions and matters relating to the leases.

ARTICLE 7

FINANCIAL REPORTING

Section 7.1 Financial Statements.

(1) Monthly Reports. Within thirty (30) days after the end of each calendar month, Borrower shall furnish to Lender a current (as of the calendar month just ended) balance sheet, a detailed operating statement (showing monthly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar month just ended, an updated rent roll, and, as requested by Lender, a written statement setting forth any variance from the annual budget, and if required by Lender, a general ledger, copies of bank statements and bank reconciliations and other documentation supporting the information disclosed in the most recent financial statements.

(2) Quarterly Reports. Within forty-five (45) days after the end of each calendar quarter, Borrower shall furnish to Lender a detailed operating statement (showing quarterly activity and year-to-date) stating Operating Revenues, Operating Expenses and Net Cash Flow for the calendar quarter just ended.

(3) Annual Reports. Within ninety (90) days after the end of each fiscal year of Borrower’s operation of the Project, or if commercially reasonably unavailable by such date, within twenty (20) days after Borrower’s filing with the Internal Revenue Service, Borrower shall furnish to Lender a current (as of the end of such fiscal year) balance sheet, a detailed operating statement stating Operating Revenues, Operating Expenses and Net Cash Flow for each of Borrower and the Project. Borrower’s annual financial statements shall include (a) a list of the tenants, if any, occupying more than twenty percent (20%) of the total floor area of the Project, (b) a breakdown showing the year in which each lease then in effect expires, and (c) a breakdown of the percentage of total floor area of the Project and the percentage of base rent with respect to which leases shall expire in each year, each such percentage to be expressed on both a per year and a cumulative basis. If required by Lender upon the occurrence of an Event of Default, Borrower shall provide audited financial statements audited by an independent public accountant reasonably satisfactory to Lender and NNN 2003 Value Fund, LLC and NNN Realty Investors, Inc. to provide, within thirty (30) days of Lender’s request, balance sheets in accordance with paragraph 2(d) of the Joinder.

(4) Certification; Supporting Documentation. Except as provided in Section 7.1(1), each such financial statement shall be in scope and detail satisfactory to Lender and certified by the chief financial representative of Borrower.

(5) Tax Returns. Borrower shall furnish to Lender copies of Borrower’s filed federal, state and (if applicable) local income tax returns for each taxable year (with all forms and supporting schedules attached) within thirty (30) days after filing.

Section 7.2 Accounting Principles. All financial statements shall be prepared at Borrower’s option on a Cash/Tax basis in accordance with sound accounting practices (relating to the real estate industry) consistently applied or in accordance with generally accepted accounting principles consistently applied and certified by the chief financial representative of Borrower. In the event Lender reasonably believes Borrower’s financial statements, as provided, materially misrepresent the financial condition of the Project or in the Event of Default or Potential Default, then, upon prior notice from Lender, Borrower shall provide to Lender, at Borrower’s sole cost and expense, financial statements for the Project, audited by an independent public accountant satisfactory to Lender, in accordance with generally accepted accounting principles, consistently applied from year to year within ninety (90) days of Lender’s request. If the financial statements are prepared on an accrual basis, such statements shall be accompanied by a reconciliation to cash basis accounting principles.

Section 7.3 Other Information. Borrower shall deliver to Lender such additional information regarding Borrower, its subsidiaries, its business, any Borrower Party, and the Project reasonably requested by Lender within thirty (30) days after Lender’s request therefor.

Section 7.4 Annual Budget. At least thirty (30) days prior to the commencement of each fiscal year, Borrower shall provide to Lender its proposed annual capital improvements budget for such fiscal year for Lender’s review and approval, and Borrower shall provide to Lender its proposed annual operating budget for such fiscal year for Lender’s review. Borrower will provide to Lender within thirty (30) days after the expiration of each fiscal year, its annual operating and capital improvements budgets for the subsequent fiscal year.

Section 7.5 Audits. Lender’s employees and third party consultants shall be entitled to perform such financial investigations and audits of Borrower’s books and records as Lender shall deem necessary. Upon prior notice from Lender, Borrower shall permit Lender and Lender’s agents and consultants to examine during normal business hours such records, books and papers of Borrower which reflect upon its financial condition, the income and expenses relative to the Project and the representations set forth in Article 9. Borrower authorizes Lender to communicate directly with Borrower’s independent certified public accountants, if any, and authorizes such accountants to disclose to Lender any and all financial statements and other supporting financial documents and schedules, including copies of any management letter, with respect to the business, financial condition and other affairs of Borrower.

ARTICLE 8

COVENANTS

Borrower covenants and agrees with Lender as follows:
Section 8.1	Due on Sale and Encumbrance; Transfers of Interests.

(1) Without the prior written consent of Lender,

(a) no Transfer shall occur or be permitted, nor shall Borrower enter into any easement or other agreement granting rights in or restricting the use or development of the Project, except in the ordinary course of business of prudent property management provided that any such agreement or easement shall not have a material adverse effect on the Project;

(b) no Transfer shall occur or be permitted which would (a) cause NNN 2003 Value Fund, LLC (“Value Fund”) not to own 100% of the interest in Borrower and Triple Net Properties, LLC not to be the manager of Value Fund and not to have the power to direct the affairs of Borrower or (b) result in a new general partner, member or limited partner having the ability to control the affairs of Borrower being admitted to or created in Borrower (or result in any existing general partner or member or controlling limited partner withdrawing from Borrower); and

(c) no Transfer shall occur or be permitted which, either alone or together with all prior Transfers during the Loan term, would result in the Transfer of more than twenty-five percent (25%) of the direct or indirect beneficial or other ownership interest in Borrower, provided that Transfers of any or all membership interests in Value Fund shall be permitted so long as the provisions of Section 8.1(1)(b) remain true and correct.

(2) As used in this Agreement, “Transfer“ shall mean any direct or indirect sale, transfer, conveyance, installment sale, master lease, mortgage, pledge, encumbrance, grant of Lien or other interest, license, lease, alienation or assignment, whether voluntary or involuntary, of all or any portion of the direct or indirect legal or beneficial ownership of, or any interest in (a) the Project or any part thereof, or (b) Borrower, including any agreement to transfer or cede to another Person any voting, management or approval rights, or any other rights, appurtenant to any such legal or beneficial ownership or other interest. “Transfer” is specifically intended to include any pledge or assignment, directly or indirectly, of a controlling interest in Borrower or its general partner, controlling limited partner or controlling member for purposes of securing so-called “mezzanine” indebtedness. “Transfer” shall not include (i) the leasing of individual units within the Project so long as Borrower complies with the provisions of the Loan Documents relating to such leasing activity; or (ii) so long as the transfer does not violate the provisions of Sections 8.1(b) and 8.1(c), and does not violate the provisions of Article 9 of the Loan Agreement, (x) the transfer of limited partner or non-managing member interests in Borrower or Value Fund and (y) in connection with the recapitalization of Value Fund, the transfer of all of the ownership interests in Value Fund to a joint venture or other entity owned by Triple Net Properties, LLC and an institutional investor approved by Lender (the “Recapitalization”).

(3) Without limiting the foregoing, Borrower further agrees that it will require each Person that proposes to become a partner, member or shareholder (each such Person, an “Interest Holder”) in Borrower after the Closing Date to sign and deliver to Borrower, within thirty (30) days after such transfer (and Borrower shall deliver to Lender promptly after receipt), a certificate executed by a duly authorized officer of the new Interest Holder containing representations, warranties and covenants substantially the same as the representations, warranties and covenants provided by Borrower in Article 9 hereof.

(4) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Indebtedness immediately due and payable upon Borrower’s sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project without Lender’s consent. This provision shall apply to every sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project.

(5) Lender’s consent to one sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project or any interest in Borrower shall not be deemed to be a waiver of Lender’s right to require such consent to any future occurrence of same. Any sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer of the Project made in contravention of this paragraph shall be null and void and of no force and effect.

(6) Borrower agrees to bear and shall pay or reimburse Lender on demand for all reasonable expenses (including, without limitation, reasonable attorneys’ fees and disbursements, title search costs and title insurance endorsement premiums incurred by Lender in connection with the review, approval and documentation of any such sale, conveyance, alienation, mortgage, encumbrance, pledge or transfer.

(7) Lender’s consent to the sale or transfer of the Project will not be unreasonably withheld after consideration of all relevant factors, provided that:

(a) no Event of Default or event which with the giving of notice or the passage of time would constitute an Event of Default shall have occurred and remain uncured;

(b) the proposed transferee (“Transferee”) shall be a reputable entity or person of good character, creditworthy, with sufficient financial worth considering the obligations assumed and undertaken, as evidenced by financial statements and other information reasonably requested by Lender and shall be a Single Purpose Entity;

(c) the Transferee and its property manager shall have sufficient experience in the ownership and management of properties similar to the Project, and Lender shall be provided with reasonable evidence thereof (and Lender reserves the right to approve the Transferee without approving the substitution of the property manager);

(d) Lender shall have approved new indemnitors and joinder parties;

(e) the Transferee shall have executed and delivered to Lender an assumption agreement in form and substance acceptable to Lender, evidencing such Transferee’s agreement to abide and be bound by the terms of the Note, this Deed of Trust and the other Loan Documents, together with such legal opinions and title insurance endorsements as may be reasonably requested by Lender; and

(f) Lender shall have received an assumption fee equal to one percent (1%) of the then unpaid principal balance of the Note in addition to the payment of all out-of-pocket costs and expenses incurred by Lender in connection with such assumption (including reasonable attorneys’ fees and costs); provided that, in the event that the Recapitalization occurs during the first Loan Year, no such assumption or other fee shall be payable, but Borrower shall be responsible for all of Lender’s out-of-pocket costs and expenses (including reasonable attorneys’ fees and costs).

Section 8.2 Taxes; Charges. Borrower shall pay before any fine, penalty, interest or cost may be added thereto, and shall not enter into any agreement to defer, any real estate taxes and assessments, franchise taxes and charges, and other governmental charges that may become a Lien upon the Project or become payable during the term of the Loan, and will promptly furnish Lender with evidence of such payment, upon Lender’s request; however, Borrower’s compliance with Section 3.4 of this Agreement relating to impounds for taxes and assessments shall, with respect to payment of such taxes and assessments, be deemed compliance with this Section 8.2. Borrower shall not suffer or permit the joint assessment of the Project with any other real property constituting a separate tax lot or with any other real or personal property. Borrower shall pay when due all claims and demands of mechanics, materialmen, laborers and others which, if unpaid, might result in a Lien on the Project; however, Borrower may contest the validity of such claims and demands so long as (1) Borrower notifies Lender that it intends to contest such claim or demand, (2) Borrower provides Lender with an indemnity, bond or other security satisfactory to Lender (including an endorsement to Lender’s title insurance policy insuring against such claim or demand) assuring the discharge of Borrower’s obligations for such claims and demands, including interest and penalties, and (3) Borrower is diligently contesting the same by appropriate legal proceedings in good faith and at its own expense and concludes such contest prior to the tenth (10th) day preceding the earlier to occur of the Maturity Date or the date on which the Project is scheduled to be sold for non-payment.

Section 8.3 Control; Management. Without the prior written consent of Lender, there shall be no change in the day-to-day control and management of Borrower or the sole member of Borrower, and no change in their respective organizational documents relating to control over Borrower, Borrower’s general partner or managing member and/or the Project. Borrower shall not terminate, replace or appoint any property manager or terminate or amend the property management agreement for the Project without Lender’s prior written approval. Any change in ownership or control of the property manager shall be cause for Lender to re-approve such property manager and property management agreement. Notwithstanding anything herein to the contrary, Lender acknowledges the intended merger of NNN Realty Advisors, Inc. with Grubb & Ellis Company and has approved a change in ownership or control of the property manager to Grubb & Ellis Company and the accompanying change in property management agreement. Each property manager shall hold and maintain all necessary licenses, certifications and permits required by law. Borrower shall fully perform all of its covenants, agreements and obligations under the property management agreement. Any management fee payable under the management agreement or otherwise in excess of three percent (3%) of rental collections shall be payable only to the extent of Net Cash Flow following payment of Debt Service and all escrows and impounds and Operating Expenses required hereunder, and shall be subordinate to the Loan.

Section 8.4 Operation; Maintenance; Inspection. Borrower shall observe and comply with all legal requirements applicable to its existence and to the ownership, use and operation of the Project. Borrower shall maintain the Project in good condition and promptly repair any damage or casualty. Borrower shall not, without the prior written consent of Lender, undertake any material alteration of the Project or permit any of the fixtures or personalty owned by Borrower to be removed at any time from the Project, unless the removed item is removed temporarily for maintenance and repair or, if removed permanently, is obsolete and is replaced by an article of equal or better suitability and value, owned by Borrower and free and clear of any Liens except those in favor of Lender. Borrower shall permit Lender and its agents, representatives and employees, upon reasonable prior notice to Borrower, to inspect the Project and conduct such environmental and engineering studies as Lender may require, provided such inspections and studies do not materially interfere with the use and operation of the Project.

Section 8.5 Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Liens created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (1) deducting the Loan from the value of the Project for the purpose of taxation, (2) affecting any Lien on the Project, or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by real property, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof; however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

Section 8.6 Legal Existence; Name, Etc. Borrower shall preserve and keep in full force and effect its existence as, and at all times operate as, a Single Purpose Entity, and Borrower and each general partner or managing member in Borrower shall preserve and keep in full force and effect its entity status, franchises, rights and privileges under the laws of the state of its formation, and all qualifications, licenses and permits applicable to the ownership, use and operation of the Project. Neither Borrower nor any general partner or managing member of Borrower shall wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into any Person, or permit any subsidiary or Affiliate of Borrower to do so. Without limiting the foregoing, Borrower shall not reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date. Borrower and each general partner or managing member in Borrower shall conduct business only in its own name and shall not change its name, identity, organizational structure, state of formation or the location of its chief executive office or principal place of business unless Borrower (1) shall have obtained the prior written consent of Lender to such change, and (2) shall have taken all actions necessary or requested by Lender to file or amend any financing statement or continuation statement to assure perfection and continuation of perfection of security interests under the Loan Documents. Borrower (and each general partner or managing member in Borrower, if any) shall maintain its separateness as an entity, including maintaining separate books, records, and accounts and observing corporate and partnership formalities independent of any other entity, shall pay its obligations with its own funds and shall not commingle funds or assets with those of any other entity. If Borrower does not have an organizational identification number and later obtains one, Borrower shall promptly notify Lender of its organizational identification number.

Section 8.7 Affiliate Transactions. Without the prior written consent of Lender, Borrower shall not engage in any transaction affecting the Project with an Affiliate of Borrower or of any Borrower Party.

Section 8.8 Limitation on Other Debt. Borrower (and each general partner or managing member in Borrower, if any) shall not, without the prior written consent of Lender, incur any Debt other than the Loan and customary trade payables which are payable, and shall be paid, within sixty (60) days of when incurred.

Section 8.9 Further Assurances. Borrower shall promptly (1) cure any defects in the execution and delivery of the Loan Documents, (2) provide, and to cause each Borrower Party to provide, Lender such additional information and documentation on Borrower’s and each Borrower Party’s legal or beneficial ownership, policies, procedures and sources of funds as Lender deems necessary or prudent to enable Lender to comply with Anti-Money Laundering Laws as now in existence or hereafter amended, and (3) execute and deliver, or cause to be executed and delivered, all such other documents, agreements and instruments as Lender may reasonably request to further evidence and more fully describe the collateral for the Loan, to correct any omissions in the Loan Documents, to perfect, protect or preserve any Liens created under any of the Loan Documents, or to make any recordings, file any notices, or obtain any consents, as may be necessary or appropriate in connection therewith. From time to time upon the written request of Lender, Borrower shall deliver to Lender a schedule of the name, legal domicile address and jurisdiction of organization, if applicable, for each Borrower Party and each holder of a legal interest in Borrower.

Section 8.10 Estoppel Certificates. Borrower, within ten (10) days after reasonable request, shall furnish to Lender a written statement, duly acknowledged, setting forth the amount due on the Loan, the terms of payment of the Loan, the date to which interest has been paid, whether any offsets or defenses exist against the Loan and, if any are alleged to exist, the nature thereof in detail, and such other matters as Lender reasonably may request.

Section 8.11 Notice of Certain Events. Borrower shall promptly notify Lender of (1) any Potential Default or Event of Default, together with a detailed statement of the steps being taken to cure such Potential Default or Event of Default; (2) any notice of default received by Borrower under other obligations relating to the Project or otherwise material to Borrower’s business; and (3) any threatened or pending legal, judicial or regulatory proceedings, including any dispute between Borrower and any governmental authority, affecting Borrower or the Project.

Section 8.12 Indemnification. Unless caused by Lender’s gross negligence or willful misconduct, except to the extent caused by Lender’s gross negligence or willful misconduct, Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs and disbursements (including without limitation, those arising from the joint, concurrent or comparative negligence of Lender, except to the extent any of the foregoing is caused by Lender’s gross negligence or willful misconduct), and the reasonable fees and actual expenses of Lender’s counsel, of any kind or nature whatsoever, including those arising from the joint, concurrent, or comparative negligence of Lender, in connection with (1) any inspection, review or testing of or with respect to the Project, (2) any investigative, administrative, mediation, arbitration, or judicial proceeding, whether or not Lender is designated a party thereto, commenced or threatened at any time (including after the repayment of the Loan) in any way related to the execution, delivery or performance of any Loan Document or to the Project, (3) any proceeding instituted by any Person claiming a Lien, and (4) any brokerage commissions or finder’s fees claimed by any broker or other party in connection with the Loan, the Project, or any of the transactions contemplated in the Loan Documents, except to the extent any of the foregoing is caused by Lender’s gross negligence or willful misconduct.

Section 8.13 Application of Operating Revenues. Borrower shall apply all Operating Revenues to the payment of Debt Service and other payments due under the Loan Documents, taxes, assessments, water charges, sewer rents and other governmental charges levied, assessed or imposed against the Project, insurance premiums, operations and maintenance charges relating to the Project, and other obligations of the lessor under leases of space at the Project, before using Operating Revenues for any other purpose.

Section 8.14 Representations and Warranties. Borrower will cause all representations and warranties to remain true and correct all times while any portion of the Loan remains outstanding.

Section 8.15 Post-Closing Work. Borrower shall complete (i) the Required Repairs in accordance with Section 2.1(2) on or before ninety (90) days following the Closing Date and (ii) the O&M Program in accordance with Section 5.2(4).

Section 8.16 Property Specific Covenants. Triple Net Properties, LLC and Affiliates shall comply with all investigation requests of the Securities Exchange Commission and any state securities agencies regarding the matters which are the subject of the SEC Investigation and any final unappealable orders, settlement agreements, or similar documents issued in connection with the SEC Investigation, and shall maintain an ongoing full disclosure and cooperation policy with Lender relating to all such matters during the Loan term.

ARTICLE 9

ANTI-MONEY LAUNDERING AND

INTERNATIONAL TRADE CONTROLS

Section 9.1 Compliance with International Trade Control Laws and OFAC Regulations. Borrower represents, warrants and covenants to Lender that:

(1) It is not now nor shall it be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

(2) No Borrower Party and no Person who owns a direct interest in Borrower is now nor shall be at any time until after the Loan is fully repaid a Person with whom a U.S. Person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the OFAC (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons) or otherwise.

Section 9.2 Borrower’s Funds. Borrower represents, warrants and covenants to Lender that:

(1) It has taken, and shall continue to take until after the Loan is fully repaid, such measures as are required by law to verify that the funds invested in the Borrower are derived (a) from transactions that do not violate U.S. law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (b) from permissible sources under U.S. law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated.

(2) To the best of its knowledge, neither Borrower, nor any Borrower Party, nor any holder of a direct interest in Borrower, nor any Person providing funds to Borrower (a) is under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (b) has been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (c) has had any of its/his/her funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(3) Borrower shall make payments on the Loan using funds invested in Borrower, Operating Revenues or insurance proceeds unless otherwise agreed to by Lender.

(4) To the best of Borrower’s knowledge, as of the Closing Date and at all times during the term of the Loan, all Operating Revenues are and will be derived from lawful business activities of Project tenants or other permissible sources under U.S. law.

(5) On the Maturity Date, Borrower will take reasonable steps to verify that funds used to repay the Loan in full (whether in connection with a refinancing, asset sale or otherwise) are from sources permissible under U.S. law and to the extent such funds originate outside the United States, permissible under the laws of the jurisdiction in which they originated.

ARTICLE 10

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default under the Loan:

Section 10.1 Payments. Borrower’s failure to pay any regularly scheduled installment of principal, interest or other amount due under the Loan Documents within five (5) days after the date when due, or Borrower’s failure to pay the Loan at the Maturity Date, whether by acceleration or otherwise.

Section 10.2 Insurance. Borrower’s failure to maintain insurance as required under Section 3.1 of this Agreement.

Section 10.3 Transfer. Any Transfer occurs in violation of Section 8.1 of this Agreement.

Section 10.4 Covenants. Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in this Agreement or in any of the other Loan Documents (other than those agreements, covenants and provisions referred to elsewhere in this Article 10), and the continuance of such failure for ten (10) days after written notice by Lender to Borrower; however, subject to any shorter period for curing any failure by Borrower as specified in any of the other Loan Documents, Borrower shall have an additional sixty (60) days to cure such failure if (1) such failure does not involve the failure to make payments on a monetary obligation; (2) such failure cannot reasonably be cured within ten (10) days but, using reasonable diligence, is curable within such 60-day period; (3) Borrower is diligently undertaking to cure such default, and (4) Borrower has provided Lender with security reasonably satisfactory to Lender against any interruption of payment or impairment of collateral as a result of such continuing failure. The notice and cure provisions of this Section 10.4 do not apply to the other Events of Default described in this Article 10 or to Borrower’s failure to perform, observe or comply with any of the agreements, covenants or provisions contained in Article 9 (for which no notice and cure period shall apply).

Section 10.5 Representations and Warranties. Any representation or warranty made in any Loan Document proves to be untrue in any material respect when made or deemed made.

Section 10.6 Other Encumbrances. Any default under any document or instrument, other than the Loan Documents, evidencing or creating a Lien on the Project or any part thereof.

Section 10.7 Involuntary Bankruptcy or Other Proceeding. Commencement of an involuntary case or other proceeding against Borrower, any Borrower Party or any other Person having an ownership or, other than Lender, security interest in the Project (each, a “Bankruptcy Party”) which seeks liquidation, reorganization or other relief with respect to it or its Debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeks the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty (60) days; or an order for relief against a Bankruptcy Party shall be entered in any such case under the Federal Bankruptcy Code.

Section 10.8 Voluntary Petitions, Etc. Commencement by a Bankruptcy Party of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its Debts or other liabilities under any bankruptcy, insolvency or other similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or any of its property, or consent by a Bankruptcy Party to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or the making by a Bankruptcy Party of a general assignment for the benefit of creditors, or the failure by a Bankruptcy Party, or the admission by a Bankruptcy Party in writing of its inability, to pay its debts generally as they become due, or any action by a Bankruptcy Party to authorize or effect any of the foregoing.

Section 10.9 Future Advance. Any attempt by Borrower to terminate the Mortgage with respect to future advances or future obligations.

ARTICLE 11

REMEDIES

Section 11.1 Remedies — Insolvency Events. Upon the occurrence of any Event of Default described in Section 10.7 or 10.8, the obligations of Lender to advance amounts hereunder shall immediately terminate, and all amounts due under the Loan Documents immediately shall become due and payable, all without written notice and without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or any other notice of default of any kind, all of which are hereby expressly waived by Borrower; however, if the Bankruptcy Party under Section 10.7 or 10.8 is other than Borrower, then all amounts due under the Loan Documents shall become immediately due and payable at Lender’s election, in Lender’s sole discretion.

Section 11.2 Remedies - Other Events. Except as set forth in Section 11.1 above, while any Event of Default exists, Lender may (1) by written notice to Borrower, declare the entire Loan to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate the maturity thereof, notice of acceleration of the maturity thereof, or other notice of default of any kind, all of which are hereby expressly waived by Borrower, (2) terminate the obligation, if any, of Lender to advance amounts hereunder, and (3) exercise all rights and remedies therefor under the Loan Documents and at law or in equity.

Section 11.3 Lender’s Right to Perform the Obligations. If Borrower shall fail, refuse or neglect to make any payment or perform any act required by the Loan Documents, then while any Event of Default exists, and without notice to or demand upon Borrower and without waiving or releasing any other right, remedy or recourse Lender may have because of such Event of Default, Lender may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Borrower, and shall have the right to enter upon the Project for such purpose and to take all such action thereon and with respect to the Project as it may deem necessary or appropriate. If Lender shall elect to pay any sum due with reference to the Project, Lender may do so in reliance on any bill, statement or assessment procured from the appropriate governmental authority or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Loan Documents, Lender shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Borrower shall indemnify, defend and hold Lender harmless from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Lender pursuant to the provisions of this Section 11.3, including those arising from the joint, concurrent, or comparative negligence of Lender, except as a result of Lender’s gross negligence or willful misconduct. All sums paid by Lender pursuant to this Section 11.3 and all other sums expended by Lender to which it shall be entitled to be indemnified, together with interest thereon at the Default Rate from the date of such payment or expenditure until paid, shall constitute additions to the Loan, shall be secured by the Loan Documents and shall be paid by Borrower to Lender upon demand.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and either shall be mailed by certified mail, postage prepaid, return receipt requested, or sent by overnight air courier service, or personally delivered to a representative of the receiving party, or sent by telecopy or electronic mail (provided that for both telecopy and electronic mail delivery, an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1). All such notices shall be mailed, sent or delivered, addressed to the party for whom it is intended at its address set forth below.

If to Borrower:	NNN VF 7777 Bonhomme Avenue, LLC
c/o Triple Net Properties, LLC
1551 N. Tustin, Suite 200
Santa Ana, California 92705
	Attention: Telecopy:	Richard Hutton (714) -

E-Mail: rhutton@1031nnn.com

with a courtesy copy to:	Joseph McQuade, Esq.
Gregory Kaplan, PLC
7 East Second Street
Richmond, Virginia 23224
Telecopy: (804) 916-9127
E-Mail: jmcquade@gregkaplaw.com
If to Lender:	General Electric Capital Corporation
16479 Dallas Parkway, Suite 500
Two Bent Tree Tower
Addison, Texas 75001-2512
Attention: Asset Manager/The Sevens Building
	Telecopy:	(972) 728-7640

E-Mail: sherri.jardine@gecapital.com

Any notice so addressed and sent by United States mail or overnight courier shall be deemed to be given on the earliest of (1) when actually delivered, (2) on the first Business Day after deposit with an overnight air courier service, or (3) on the third Business Day after deposit in the United States mail, postage prepaid, in each case to the address of the intended addressee (except as otherwise provided in the Mortgage). Any notice so delivered in person shall be deemed to be given when receipted for by, or actually received by Lender or Borrower, as the case may be. If given by telecopy, a notice shall be deemed given and received when the telecopy is transmitted to the party’s telecopy number specified above and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier, or personal delivery as otherwise provided in this Section 12.1. If given by electronic mail, a notice shall be deemed given and received when the electronic mail is transmitted to the recipient’s electronic mail address specified above and electronic confirmation of receipt (either by reply from the recipient or by automated response to a request for delivery receipt) is received by the sending party during normal business hours or on the next Business Day if not confirmed during normal business hours, and an identical notice is also sent simultaneously by mail, overnight courier or personal delivery as otherwise provided in this Section 12.1. Except for telecopy and electronic mail notices sent as expressly described above, no notice hereunder shall be effective if sent or delivered by electronic means. Either party may designate a change of address by written notice to the other by giving at least ten (10) days prior written notice of such change of address.

Section 12.2 Amendments and Waivers; References. No amendment or waiver of any provision of the Loan Documents shall be effective unless in writing and signed by the party against whom enforcement is sought. This Agreement and the other Loan Documents shall not be executed, entered into, altered, amended, or modified by electronic means. Without limiting the generality of the foregoing, the Borrower and Lender hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means, except as specifically set forth in Section 12.1 regarding notices. Any reference to a Loan Document, whether in this Agreement or in any other Loan Document, shall be deemed to be a reference to such Loan Document as it may hereafter from time to time be amended, modified, supplemented and restated in accordance with the terms hereof.

Section 12.3 Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Borrower and Lender with respect to the Loan are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Lender or charged by Lender for the use, forbearance or detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If the Loan would be usurious under applicable law, then, notwithstanding anything to the contrary in the Loan Documents: (1) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on the Note by the holder thereof (or, if the Note has been paid in full, refunded to Borrower); and (2) if maturity is accelerated by reason of an election by Lender, or in the event of any prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any, provided for in the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the Note (or, if the Note has been paid in full, refunded to Borrower). The terms and provisions of this Section 12.3 shall control and supersede every other provision of the Loan Documents. If at any time the laws of the United States of America permit Lender to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by applicable state law (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Lender may contract for, take, reserve, charge or receive under the Loan Documents.

Section 12.4 Invalid Provisions. If any provision of any Loan Document is held to be illegal, invalid or unenforceable, such provision shall be fully severable; the Loan Documents shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof; the remaining provisions thereof shall remain in full effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom; and in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible to be legal, valid and enforceable.

Section 12.5 Reimbursement of Expenses. Borrower shall pay all costs and expenses incurred by Lender in connection with the negotiation, documentation, closing, disbursement and administration of the Loan, excluding routine loan administration costs, but including fees and out-of-pocket expenses of Lender’s attorneys and Lender’s environmental, engineering, accounting and other consultants; fees, charges and taxes for the recording or filing of Loan Documents; financial investigation, audit and inspection fees and costs; settlement of condemnation and casualty awards; title search costs, premiums for title insurance and endorsements thereto; and fees and costs for UCC and litigation searches and background checks. Borrower shall, upon request, promptly reimburse Lender for all amounts expended, advanced or incurred by Lender to collect the Note, or to enforce the rights of Lender under this Agreement or any other Loan Document, or to defend or assert the rights and claims of Lender under the Loan Documents or with respect to the Project (by litigation or other proceedings), which amounts will include all court costs, reasonable attorneys’ fees and expenses, fees of auditors and accountants, and investigation expenses as may be incurred by Lender in connection with any such matters (whether or not litigation is instituted), together with interest at the Default Rate on each such amount from the date of disbursement until the date of reimbursement to Lender, all of which shall constitute part of the Loan and shall be secured by the Loan Documents.

Section 12.6 Approvals; Third Parties; Conditions. All rights retained or exercised by Lender to review or approve leases, contracts, plans, studies and other matters, including Borrower’s and any other Person’s compliance with the provisions of Article 9 and compliance with laws applicable to Borrower, the Project or any other Person, are solely to facilitate Lender’s credit underwriting, and shall not be deemed or construed as a determination that Lender has passed on the adequacy thereof for any other purpose and may not be relied upon by Borrower or any other Person. This Agreement is for the sole and exclusive use of Lender and Borrower and may not be enforced, nor relied upon, by any Person other than Lender and Borrower. All conditions of the obligations of Lender hereunder, including the obligation to make advances, are imposed solely and exclusively for the benefit of Lender, its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all of such conditions, and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by Lender at any time in Lender’s sole discretion.

Section 12.7 Lender Not in Control; No Partnership. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the right or power to exercise control over the affairs or management of Borrower, the power of Lender being limited to the rights to exercise the remedies referred to in the Loan Documents. The relationship between Borrower and Lender is, and at all times shall remain, solely that of debtor and creditor. No covenant or provision of the Loan Documents is intended, nor shall it be deemed or construed, to create a partnership, joint venture, agency or common interest in profits or income between Lender and Borrower or to create an equity in the Project in Lender. Lender neither undertakes nor assumes any responsibility or duty to Borrower or to any other Person with respect to the Project or the Loan, except as expressly provided in the Loan Documents; and notwithstanding any other provision of the Loan Documents: (1) Lender is not, and shall not be construed as, a partner, joint venturer, alter ego, manager, controlling person or other business associate or participant of any kind of Borrower or its stockholders, members, or partners and Lender does not intend to ever assume such status; (2) Lender shall in no event be liable for any Debts, expenses or losses incurred or sustained by Borrower; and (3) Lender shall not be deemed responsible for or a participant in any acts, omissions or decisions of Borrower or its stockholders, members, or partners. Lender and Borrower disclaim any intention to create any partnership, joint venture, agency or common interest in profits or income between Lender and Borrower, or to create any equity in the Project in Lender, or any sharing of liabilities, losses, costs or expenses.

Section 12.8 Time of the Essence. Time is of the essence with respect to this Agreement.

Section 12.9 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and the respective successors and assigns of Lender and Borrower, provided that neither Borrower nor any other Borrower Party shall, without the prior written consent of Lender, assign any rights, duties or obligations hereunder.

Section 12.10 Renewal, Extension or Rearrangement. All provisions of the Loan Documents shall apply with equal effect to each and all promissory notes and amendments thereof hereinafter executed which in whole or in part represent a renewal, extension, increase or rearrangement of the Loan. For portfolio management purposes, at any time during the term of the Loan Lender may elect to divide the Loan into two or more separate loans evidenced by separate promissory notes so long as the payment and other obligations of Borrower are not effectively increased or otherwise modified. Borrower agrees to cooperate with Lender and to execute such documents as Lender reasonably may request to effect such division of the Loan.

Section 12.11 Sale of Loan, Participation. Lender, at any time and without the consent of Borrower or any Borrower Party, may grant participations in or sell, transfer, assign and convey all or any portion of its right, title and interest in and to the Loan, this Agreement and the other Loan Documents and any collateral given to secure the Loan. Lender shall have the right (but shall be under no obligation) to make available to any party for the purpose of granting participations in or selling, transferring, assigning or conveying all or any part of the Loan (including any governmental agency or authority and any prospective bidder at any foreclosure sale of the Project) any and all information which Lender may have with respect to the Project, Borrower and any Borrower Party, whether provided by Borrower, any Borrower Party or any third party, or obtained as a result of any environmental assessments. Borrower and each Borrower Party agrees that Lender shall have no liability whatsoever as a result of delivering any such information to any third party, and Borrower and the other Borrower Parties, on behalf of themselves and their successors and assigns, hereby release and discharge Lender from any and all liabilities, claims, damages, or causes of action arising out of, connected with or incidental to the delivery of any such information to any third party.

Section 12.12 Waivers. No course of dealing on the part of Lender, its officers, employees, consultants or agents, nor any failure or delay by Lender with respect to exercising any right, power or privilege of Lender under any of the Loan Documents, shall operate as a waiver thereof.

Section 12.13 Cumulative Rights. Rights and remedies of Lender under the Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.

Section 12.14 Singular and Plural. Words used in this Agreement and the other Loan Documents in the singular, where the context so permits, shall be deemed to include the plural and vice versa. The definitions of words in the singular in this Agreement and the other Loan Documents shall apply to such words when used in the plural where the context so permits and vice versa.

Section 12.15 Phrases. When used in this Agreement and the other Loan Documents, the phrase “including” shall mean “including, but not limited to,” the phrase “satisfactory to Lender” shall mean “in form and substance satisfactory to Lender in all respects,” the phrase “with Lender’s consent” or “with Lender’s approval” shall mean such consent or approval at Lender’s sole discretion, and the phrase “acceptable to Lender” shall mean “acceptable to Lender at Lender’s sole discretion.”

Section 12.16 Exhibits and Schedules. The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein.

Section 12.17 Titles of Articles, Sections and Subsections. All titles or headings to articles, sections, subsections or other divisions of this Agreement and the other Loan Documents or the exhibits hereto and thereto are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such articles, sections, subsections or other divisions, such other content being controlling as to the agreement between the parties hereto.

Section 12.18 Promotional Material. Borrower authorizes Lender to issue press releases, advertisements and other promotional materials in connection with Lender’s own promotional and marketing activities, and describing the Loan in general terms or in detail and Lender’s participation in the Loan, provided that all references to Borrower contained in any such press releases, advertisements or promotional materials shall be approved in writing by Borrower in advance of issuance. All references to Lender contained in any press release, advertisement or promotional material issued by Borrower shall be approved in writing by Lender in advance of issuance.

Section 12.19 Survival. All of the representations, warranties, covenants, and indemnities hereunder, and under the indemnification provisions of the other Loan Documents, shall survive the repayment in full of the Loan and the release of the liens evidencing or securing the Loan, and shall survive the transfer (by sale, foreclosure, conveyance in lieu of foreclosure or otherwise) of any or all right, title and interest in and to the Project to any party, whether or not an Affiliate of Borrower.

Section 12.20 WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTION OF EITHER PARTY OR ANY EXERCISE BY ANY PARTY OF THEIR RESPECTIVE RIGHTS UNDER THE LOAN DOCUMENTS OR IN ANY WAY RELATING TO THE LOAN OR THE PROJECT (INCLUDING, WITHOUT LIMITATION, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT, AND ANY CLAIM OR DEFENSE ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS WAIVER IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER THIS AGREEMENT.

Section 12.21 Punitive or Consequential Damages; Waiver. Neither Lender nor Borrower shall be responsible or liable to the other or to any other Person for any punitive, exemplary or consequential damages which may be alleged as a result of the Loan or the transaction contemplated hereby, including any breach or other default by any party hereto. Borrower represents and warrants to Lender that as of the Closing Date neither Borrower nor any Borrower Party has any claims against Lender in connection with the Loan.

Section 12.22 Governing Law. The Loan Documents are being executed and delivered, and are intended to be performed, in the state of Missouri and the laws of the state of Missouri and of the United States of America shall govern the rights and duties of the parties hereto and the validity, construction, enforcement and interpretation of the Loan Documents, except to the extent otherwise specified in any of the Loan Documents.

Section 12.23 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof, including any commitment letter (if any) issued by Lender and any confidentiality agreement previously signed by Lender with respect to the Loan. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. If any conflict or inconsistency exists between this Agreement and any of the other Loan Documents, the terms of this Agreement shall control. Oral agreements or commitments to loan money, extend credit or to forebear from enforcing repayment of a debt including promises to extend or renew such debt are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this Agreement, the Loan Documents and the Environmental Indemnity Agreement, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

Section 12.24 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one document.

Section 12.25 Representations of Credit in Writing. Pursuant to R.S.Mo. Section 432.045 Borrower and Lender agree as follows:

Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt are not enforceable. To protect you (borrower[s]) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us, except as we may later agree in writing to modify it.

ARTICLE 13

LIMITATIONS ON LIABILITY

Section 13.1 Limitation on Liability.

(1) Except as provided below in this Section 13.1, Borrower shall not be personally liable for amounts due under the Loan Documents.

(2) Borrower shall be personally liable to Lender for any deficiency, loss or damage suffered by Lender because of: (a) Borrower’s commission of a criminal act, (b) the failure by Borrower or any Borrower Party to apply any funds derived from the Project, including Operating Revenues, security deposits, insurance proceeds and condemnation awards, as required by the Loan Documents; (c) the fraud or intentional misrepresentation by Borrower or any Borrower Party made in or in connection with the Loan Documents or the Loan; (d) Borrower’s or its property manager’s collection of rents more than one month in advance or entering into, modifying or canceling leases, or receipt of monies by Borrower or any Borrower Party in connection with the modification or cancellation of any leases, in each case in violation of this Agreement or any of the other Loan Documents; (e) Borrower’s or its property manager’s interference with Lender’s exercise of rights under the Assignment of Rents and Leases; (f) Borrower’s failure to turn over to Lender all tenant security deposits upon Lender’s demand following an Event of Default; (g) Borrower’s failure to timely renew any letter of credit issued in connection with the Loan; (h) Borrower’s failure to maintain insurance as required by this Agreement or to pay any taxes or assessments affecting the Project; (i) waste to the Project caused by the negligent or intentional acts or omissions of Borrower, its agents, employees, or contractors; (j) Borrower’s failure to perform its obligations with respect to environmental matters under Article 5; (k) Borrower’s failure to pay for any loss, liability or expense (including reasonable attorneys’ fees) incurred by Lender arising out of any claim or allegation made by Borrower, its successors or assigns, or any creditor of Borrower, that this Agreement or the transactions contemplated by the Loan Documents establish a joint venture, partnership or other similar arrangement between Borrower and Lender; or (l) any brokerage commission or finder’s fees claimed in connection with the transactions contemplated by the Loan Documents. Borrower also shall be personally liable to Lender for any and all reasonable attorneys’ fees and expenses and court costs incurred by Lender in enforcing this Section 13.1(2) or otherwise incurred by Lender in connection with any of the foregoing matters, regardless of whether such matters are legal or equitable in nature or arise under tort or contract law.

(3) Notwithstanding anything to the contrary contained in the Loan Documents, the limitation on Borrower’s liability contained in Section 13.1(1) SHALL BECOME NULL AND VOID and shall be of no further force and effect if:

(a) any Transfer in violation of the Loan Documents occurs;

(b) Borrower or any of its members, partners or shareholders on behalf of Borrower files a petition under the United States Bankruptcy Code or similar state insolvency laws;

(c) Borrower becomes the subject of an involuntary proceeding under the United States Bankruptcy Code or similar state insolvency laws, and either (i) Borrower or any Affiliate of Borrower conspired or cooperated with one or more creditors of Borrower to commence such involuntary proceeding, or (ii) Borrower fails to use commercially reasonable efforts to obtain a dismissal of such involuntary proceeding; or

(d) Borrower fails to repay the Loan in accordance with Section 3.2 hereof; provided, however, that Borrower (or any Joinder party, as applicable) shall only be personally liable for an amount equal to (1) the amount of all principal, accrued and unpaid interest and other amounts due and owing under the Loan Documents less (2) the aggregate amount of insurance proceeds or insurance coverage available to Borrower, and to Lender, paid under its insurance policies as a result of a Threshold Casualty.

(4) The limitation on Borrower’s personal liability in Section 13.1(1) shall not modify, diminish or discharge the personal liability of (a) any Guarantor or (b) any Joinder Party.

(5) Nothing in this Section 13.1 shall be deemed to be a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provision of the United States Bankruptcy Code, as such sections may be amended, or corresponding or superseding sections of the Bankruptcy Amendments and Federal Judgeship Act of 1984, to file a claim for the full amount due to Lender under the Loan Documents or to require that all Collateral shall continue to secure the amounts due under the Loan Documents.

Section 13.2 Limitation on Liability of Lender’s Officers, Employees, Etc.Any obligation or liability whatsoever of Lender which may arise at any time under this Agreement or any other Loan Document shall be satisfied, if at all, out of the Lender’s assets only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, the property of any of Lender’s shareholders, directors, officers, employees or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

EXECUTED as of the date first written above.
LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation
By: /s/ Sherri Jardine
Name: Sherri Jardine
Title: Authorized Signatory
BORROWER:	NNN VF 7777 BONHOMME AVENUE, LLC,
a Delaware limited liability company
	By:	NNN 2003 VALUE FUND, LLC,
a Delaware limited liability company,
Sole Member
	By:	TRIPLE NET PROPERTIES, LLC,

a Virginia limited liability company,

Manager

By: /s/ Richard Hutton
Name: Richard Hutton
Title: Executive Vice President